================================================================================
                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              At Home Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:


     (2) Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     (4) Proposed maximum aggregate value of transaction:


     (5) Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


     (2) Form, Schedule or Registration Statement No.:


     (3) Filing Party:


     (4) Date Filed:

================================================================================

                             [LOGO OF EXCITE@HOME]

                                 June   , 2001

To Our Stockholders:

   You are cordially invited to attend the 2001 annual meeting of stockholders of At Home Corporation to be held at our headquarters located at 450 Broadway Street, Redwood City, California, on Tuesday, July 24, 2001, at 9:00 a.m. Pacific Time. The matters expected to be acted upon at the meeting are an amendment to our certificate of incorporation, the election of our board of directors, increases of the number of shares reserved for issuance under our 1997 Equity Incentive Plan and 1996 Employee Stock Purchase Plan, and approval of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2001. Each of these proposals is described in detail in the accompanying notice of annual meeting of stockholders and proxy statement.

   We are seeking approval of an amendment to our certificate of incorporation to authorize our board of directors to effect a reverse split of our outstanding common stock at an exchange ratio of up to one-to-four. The board would retain the sole discretion to determine whether to effect the reverse stock split, and at what exchange ratio, at any time until the 2002 annual meeting of stockholders. Our board of directors has approved this proposal and recommends that you approve the proposal to amend our certificate of incorporation, as well as the other items to be considered at the meeting.

   Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope prior to the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

   We hope to see you at the meeting.

                                          Sincerely,

                                          /s/ Patti S. Hart
                                          Patti S. Hart
                                          Chairman of the Board,
                                          Chief Executive Officer and
                                           President

                             [LOGO OF EXCITE@HOME]

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

To Our Stockholders:

   NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of At Home Corporation will be held at our headquarters located at 450 Broadway Street, Redwood City, California, on Tuesday, July 24, 2001, at 9:00 a.m., Pacific Time.

   At the meeting, you will be asked to consider and vote upon the following matters:

   1. Amendments to our certificate of incorporation, as set forth in Annex A to the attached proxy statement, which will:

      (a) effect a reverse split of our outstanding common stock at an exchange ratio of one-to-two;

      (b) effect a reverse split of our outstanding common stock at an exchange ratio of one-to-three; and

      (c) effect a reverse split of our outstanding common stock at an exchange ratio of one-to-four.

   Our board of directors would retain discretion to elect to implement one of the approved reverse stock splits, or to elect not to implement a reverse stock split.

   2. The election of ten directors, consisting of two Series A directors, six Series B directors and two additional directors, each to serve until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. Our board of directors intends to present the following nominees for election as directors:

     Series A Directors            Series B Directors            Additional Directors
     ------------------            ------------------            --------------------
     William R. Hearst III         C. Michael Armstrong          Matthew J. Hart
     Edward S. Rogers              Frank Ianna                   Patti S. Hart
                                   David C. Nagel
                                   Charles H. Noski
                                   John C. Petrillo
                                   Daniel E. Somers

   3. Amendment of our 1997 Equity Incentive Plan to increase the number of shares reserved for issuance under this plan by 13.5 million shares.

   4. Amendment of our 1997 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under this plan by 1.5 million shares.

   5. Approval of the selection of PricewaterhouseCoopers LLP as our independent auditors for 2001.

   6. Transaction of such other business as may properly come before the meeting or any adjournment of the meeting.

   The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on May 25, 2001 are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.


                                          By Order of the Board of Directors

                                          /s/ Patti S. Hart
                                          Patti S. Hart
                                          Chairman of the Board,
                                          Chief Executive Officer and
                                           President

Redwood City, California
June   , 2001

   Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

                              AT HOME CORPORATION
                              450 BROADWAY STREET
                         REDWOOD CITY, CALIFORNIA 94063

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                 June   , 2001

   The accompanying proxy is solicited on behalf of the board of directors of At Home Corporation, a Delaware corporation, for use at our annual meeting of stockholders, to be held at our headquarters located at 450 Broadway Street, Redwood City, California, on Tuesday, July 24, 2001, at 9:00 a.m. Pacific Time. This proxy statement and the accompanying form of proxy is first being mailed
to stockholders on or about June   , 2001. Our 2000 annual report to
stockholders is enclosed with this proxy statement.

Record Date and Outstanding Shares

   Only holders of our common stock of record at the close of business on May 25, 2001, the record date, are entitled to notice of and will be entitled to vote at the meeting. At the close of business on the record date, we had 321,900,704 shares of Series A common stock and 86,595,578 shares of Series B common stock outstanding and entitled to vote, held of record by 3,039 stockholders. However, brokers and other institutions hold many shares on behalf of our stockholders, and we have been informed that there are approximately 250,000 beneficial owners.

Voting Rights and Arrangements

   Holders of our Series A common stock are entitled to one vote for each share held as of the record date, and holders of our Series B common stock are entitled to 10 votes for each share held as of the record date. Shares may not be voted cumulatively. Our certificate of incorporation currently provides for the election of directors as follows:

  . So long as there are at least 10,000,000 shares of Series B common stock outstanding, the holders of Series B common stock will be entitled to elect the smallest number of directors constituting a majority of our board of directors.

  . So long as holders of Series B common stock are entitled to elect directors as provided above and there are any shares of Series A common stock outstanding, the holders of Series A common stock will be entitled to elect two directors.

  . Additional directors are elected by holders of all series of common stock and voting preferred stock outstanding. We do not currently have any shares of voting preferred stock outstanding.

   In addition, pursuant to a voting agreement, AT&T has agreed with us that so long as there are at least 10,000,000 shares of Series B common stock outstanding, AT&T will vote all of its shares of Series B common stock in favor of the election of the current Chief Executive Officer of Excite@Home as an "Additional Director". AT&T, Comcast Corporation and Cox Enterprises were formerly parties to an agreement to vote their shares in favor of the election of a joint designee of Rogers Communications and Shaw Cablesystems to the board. Although this agreement terminated in 1998, the parties have continued to vote in favor of the election of a representative of either Rogers or Shaw, currently Mr. Rogers, to the board.

Quorum and Required Votes

   Quorum. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Series A common stock outstanding on the record date will constitute a quorum for the purposes of electing Series A directors, and the presence in person or by proxy of the holders of a majority of the shares of Series B common stock then outstanding will constitute a quorum for the purposes of electing Series B directors. The presence at the meeting, in person or by proxy, of the holders of a majority of the total voting power of the shares of our common stock outstanding on the record date will constitute a quorum for the purposes of electing the additional directors and voting on each other item of business.

   Amendments of certificate of incorporation. Each of the proposed amendments to our certificate of incorporation to effect a reverse stock split at one of the proposed exchange ratios requires the affirmative vote of a majority in voting power of the shares of our Series A and Series B common stock outstanding as of the record date, voting together as a single class.

   Election of directors. Holders of our Series A common stock, voting as a separate series, currently have the exclusive right to elect two directors to our board of directors. These Series A directors will be elected by a plurality of the votes of the shares of Series A common stock present in person or represented by proxy at the meeting. Each of the Series A directors must be an "outside director," currently defined as a person who (1) is not an officer (other than any Vice Chairman) of or employed by Excite@Home or one of our subsidiaries, and (2) is not an affiliate or an associate of Cox Enterprises, Inc., Comcast Corporation, or AT&T Broadband, LLC (formerly TCI), or any of their respective controlled affiliates, other than Excite@Home and our subsidiaries.

   Holders of our Series B common stock, voting as a separate series, currently have the exclusive right to elect six directors to our board of directors. These Series B directors will be elected by a plurality of the votes of the shares of Series B common stock present in person or represented by proxy at the meeting. AT&T owns all of the outstanding shares of Series B common stock.

   Holders of all outstanding shares of our common stock, voting together, have the right to elect the remaining two directors to the board of directors. These "Additional Directors" will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the meeting. AT&T owns shares representing a majority of the total voting power and therefore has the power to elect all of the additional directors. Under the voting agreement described above, AT&T is required to vote its shares in favor of the election of our Chief Executive Officer, currently Patti S. Hart, as an Additional Director.

   Other proposals. Approval of each of proposals 3, 4 and 5 requires the affirmative vote of a majority of the total voting power of the shares of our common stock represented in person or by proxy at the meeting.

   None of the proposals are conditional upon the approval of any of the other proposals by the stockholders.

Effect of Abstentions and Broker Non-Votes

   If you or your broker mark "Abstain" on a duly submitted proxy card representing your shares, or if you attend the stockholder meeting in person but elect not to vote on a particular proposal or proposals, then your shares:

  . will be considered present at the meeting for purposes of determining the required quorums;

  . will not be taken into account in determining the outcome of the election of directors; and

  . will be considered shares entitled to vote with respect to Proposals 1, 3, 4 and 5, and therefore will have the effect of a vote against those proposals.

   Brokers holding shares of record for customers generally are not entitled to vote on some matters unless they receive voting instructions from their customers. "Broker non-votes" are votes that could have been cast on the matter in question if the brokers had received their customers' instructions, and as to which the broker has notified us on a proxy form in accordance with industry practice or has otherwise advised us that it lacks voting authority. Shares represented by broker non-votes:

  . will be considered present at the meeting for purposes of determining the required quorums;

  . will be considered shares entitled to vote with respect to each part of Proposal 1 and therefore will have the effect of a vote against these matters;

  . will not be taken into account in determining the outcome of the election of directors; and

  . will not be considered shares entitled to vote with respect to Proposals
    3, 4 and 5 and therefore will not be taken into account in determining the outcome of the vote on those proposals.

   All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes.

Voting of Proxies

   The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at the meeting. Please complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to us. All executed, returned proxies that are not revoked will be voted in accordance with the included instructions. Signed proxies that are returned without instructions as to how they should be voted on a particular proposal at the meeting will be counted as votes "for" such proposals (or, in the case of the election of directors, as a vote "for" election to the board of all the nominees presented by our board of directors). We are not aware of any other matters to be brought before the meeting. However, as to any business that may properly come before the meeting, we intend that proxies in the form enclosed will be voted in accordance with the judgment of the persons holding such proxies.

   The persons named as proxies may propose one or more adjournments of the meeting to permit further solicitations of proxies or for other reasons. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

   We will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. Proxies may also be solicited by some of our directors, officers and regular employees, without additional compensation, in person or by telephone.

Revocability of Proxies

   Anyone signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the meeting or at the meeting prior to the vote pursuant to the proxy. You may revoke a proxy by any of the following methods:

  . delivering written notice to us stating that the proxy is revoked;

  . delivering a subsequent proxy containing the same signature as the earlier proxy; or

  . attending the meeting and voting in person.

   Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and that the broker, bank or other nominee is not voting your shares.

                                 PROPOSAL NO. 1

                 AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION
                 TO EFFECT A REVERSE SPLIT OF OUR COMMON STOCK

Overview

   You are being asked to vote upon amendments to our certificate of incorporation which would authorize our board of directors to effect a reverse split of all outstanding shares of our common stock at an exchange ratio of either one-to-two, one-to-three or one-to-four. The board would have the sole discretion to elect, as it determines to be in the best interests of Excite@Home and its stockholders, whether or not to effect a reverse stock split, and if so at which of the approved exchange ratios, at any time before the 2002 annual meeting of stockholders. If the board elects to implement one of the reverse stock splits, the board would abandon the remaining reverse stock splits without need for any further stockholder action. The board of directors believes that approval of a proposal granting this discretion to the board, rather than approval of an immediate reverse stock split at a specified ratio, provides the board with maximum flexibility to react to current market conditions and to therefore act in the best interests of the company and its stockholders.

   The form of amendment to our certificate of incorporation to effect each of the proposed reverse stock splits is attached to this proxy statement as Annex
A. If the board elects to implement one of the approved reverse stock splits, the number of issued and outstanding shares of Series A and Series B common stock would be reduced in accordance with the exchange ratio for the selected reverse stock split. The par value of the Series A and Series B common stock would remain unchanged at $0.01 per share, and the number of authorized shares of Series A and Series B common stock would remain unchanged. The reverse stock split would become effective upon filing the amendment to our certificate of incorporation with the Delaware Secretary of State. The board may elect not to implement any of the approved reverse stock splits at its sole discretion, even if all of the proposed reverse stock splits are approved by our stockholders.

   Our board of directors has approved each of the amendments to our certificate of incorporation to effect the proposed reverse stock split. You may elect to vote in favor of each of the amendments, some of the amendments, or none of the amendments.

Reasons for the Reverse Stock Split

   Our primary purpose in considering a reverse stock split is to increase the trading price of our Series A common stock to facilitate the continued listing of our Series A common stock for quotation on the Nasdaq National Market. The Nasdaq Stock Market's interim Marketplace Rules, which will become permanent if approved by the Securities and Exchange Commission before July 1, 2001, require Nasdaq National Market companies to comply with one of two categories of continued listing requirements, including maintaining a minimum bid price of either $1.00 or $3.00 per share. If the interim rules are not approved, companies would have to maintain a minimum bid price of either $1.00 or $5.00 per share.

   The board intends to implement a reverse stock split only if it believes that this action will be necessary or desirable to comply with the Nasdaq Stock Market's continued listing criteria. As of June 14, 2001, the trading price of our Series A common stock was $2.69 per share, and if the trading price increases without a reverse stock split, the reverse stock split may not be necessary or desirable. In determining whether or not to implement a reverse stock split, and the appropriate exchange ratio, the board would assess a variety of factors, including but not limited to analysis of the most recent fiscal quarter of Excite@Home and general economic conditions, as well as the trading price of our Series A common stock on the days leading up to the date of the reverse stock split.

   Among the reasons for implementing a reverse stock split are to minimize the potential risks to Excite@Home and its stockholders that could result from our Series A common stock being delisted from the Nasdaq National Market. Delisting from the Nasdaq National Market would likely significantly decrease the liquidity of our Series A common stock, which could reduce the trading price and increase the transaction costs of trading shares of our Series A common stock. In addition, under the terms of our recently announced financing transaction, if delisting of our Series A common stock were to be threatened by falling below the continued listing criteria, we would no longer be able to elect to issue shares of our Series A common stock to satisfy our redemption obligations under the convertible notes, and would instead be required to pay cash. Also, if our Series A common stock were ultimately delisted from the Nasdaq National Market, the holders of the notes issued in this financing transaction would have the right to require us to redeem the notes for cash at that time. Failure to meet our obligations under these notes could ultimately result in acceleration of the amounts due under our convertible subordinated notes and debentures.

Potential Effects of the Reverse Stock Split

   The immediate effect of a reverse stock split would be to reduce the number of shares of Series A and Series B common stock outstanding, and to increase the trading price of our Series A common stock. However, the effect of any reverse stock split upon the market price of our Series A common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the trading price of our Series A or Series B common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of our Series A or Series B common stock outstanding as a result of the reverse stock split. Also, as stated above, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our Series A common stock, that the trading price would remain above the thresholds required by the Nasdaq Stock Market, or that we will be able to continue to meet the other continued listing requirements of the Nasdaq Stock Market. The trading price of our Series A common stock may change due to a variety of other factors, including our operating results, other factors related to our business and general market conditions.

   The following table reflects the number of shares of Series A and Series B common stock that would be outstanding as a result of each proposed reverse stock split, and the approximate percentage reduction in the number of outstanding shares, based on 321,900,704 shares of Series A common stock and 86,595,578 shares of Series B common stock outstanding as of the record date for the annual meeting:

       Proposed Reverse                 Shares of Series A   Shares of Series B
         Stock Split       Percentage   Common Stock to be   Common Stock to be
            Ratio          Reduction       outstanding          outstanding
       ----------------    ----------   ------------------   ------------------
           1 for 2            50%          160,950,352           43,297,789
           1 for 3            66%          107,300,234           28,865,192
           1 for 4            75%           80,475,176           21,648,894

   The resulting decrease in the number of shares of our Series A common stock outstanding could potentially impact the liquidity of our Series A common stock on the Nasdaq National Market, especially in the case of larger block trades.

   Effects on Ownership by Individual Stockholders. If we implement a reverse stock split, the number of shares of Series A and Series B common stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse split by the exchange ratio, and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse split, as described in further detail below. Although some of our stockholders hold preemptive rights with respect to issuances of our common stock, those rights will not be implicated by the reverse stock split. The reverse stock split would affect our Series A common stock and Series B common stock uniformly and would not affect any stockholder's percentage ownership interests in Excite@Home or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.

   Effect on Preferred Stock, Options, Warrants and Other Securities. In addition, all outstanding shares of preferred stock, options, warrants, notes, debentures and other securities entitling their holders to purchase shares of our Series A or Series B common stock would be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the exchange ratio of the reverse stock split. Also, the number of shares reserved for issuance under our existing stock option and employee stock purchase plans would be reduced proportionally based on the exchange ratio of the reverse stock split. None of the rights currently accruing to holders of the Series A or Series B common stock, preferred stock, options, warrants, notes, debentures or other securities convertible into Series A or Series B common stock, would be affected by the reverse stock split.

   Other Effects on Outstanding Shares. If a reverse stock split is implemented, the rights and preferences of the outstanding shares of Series A and Series B common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

   The reverse stock split would result in some stockholders owning "odd-lots" of less than 100 shares of Series A common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

   The Series A common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split would not affect the registration of the Series A common stock under the Exchange Act.

Authorized Shares of Series A and Series B Common Stock

   The reverse stock split, if implemented, would not change the number of authorized shares of our Series A and Series B common stock as designated by our certificate of incorporation. Therefore, because the number of issued and outstanding shares of Series A and Series B common stock would decrease, the number of shares remaining available for issuance under our authorized pools of Series A and Series B common stock would increase.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock
Certificates

   If our stockholders approve some or all of the proposed amendments to our certificate of incorporation, the board of directors may elect whether or not to declare a reverse stock split, as well as the exchange ratio, at any time before the 2002 annual stockholders meeting. The reverse stock split would be implemented by filing the appropriate amendment to our certificate of incorporation with the Delaware Secretary of State, and the reverse stock split would become effective on the date of the filing.

   As of the effective date of the reverse stock split, each certificate representing shares of our Series A or Series B common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of Series A or Series B common stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by Excite@Home after the effective date until they surrender their old stock certificates for exchange. All shares of preferred stock, options, warrants, convertible debt instruments and other securities would also be automatically adjusted on the effective date.

   Our transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities convertible into our common stock would be notified of the effectiveness of the reverse split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the reverse stock split, rounded down to the nearest whole share. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

Fractional Shares

   We would not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split would be rounded down to the nearest whole share. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio would instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our Series A or Series B common stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our Series A common stock on the trading day immediately preceding the effective date of the reverse stock split.

No Appraisal Rights

   No appraisal rights are available under the Delaware General Corporation Law or under our certificate of incorporation or bylaws to any stockholder who dissents from this proposal. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

   The par value of our Series A and Series B common stock would remain unchanged at $0.01 per share after the reverse stock split. Also, the capital account of the company would remain unchanged, and the company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Federal Income Tax Consequences

   The following is a summary of material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder's own tax advisor with respect to the consequences of the reverse stock split.

   Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split, including any fraction of a share deemed to have been received, would be the same as the stockholder's aggregate tax basis in the shares exchanged. Stockholders who receive cash upon redemption of their fractional share interests in the shares as a result of the reverse stock split will generally recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liabilities generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder's holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

   Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

Vote Required

   The affirmative vote of the majority in voting power of shares of our Series A and Series B common stock outstanding on the record date, voting together as a single class, is required to approve each of the proposed amendments to our certificate of incorporation to effect a reverse stock split at one of the proposed exchange ratios.

            The board of directors recommends a vote for each of the proposed amendments to our certificate of incorporation.

                                 PROPOSAL NO. 2

                             ELECTION OF DIRECTORS

   At the meeting, stockholders will elect a board of ten directors, consisting of two Series A directors, six Series B directors and two additional directors, to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. Nine of the nominees currently serve on the board, while Mr. Nagel does not currently serve on the board. If any nominee, other than a Series B nominee, for any reason is unable to serve or for good cause will not serve, the proxies entitled to vote for such nominee may be voted for a substitute nominee as the proxy holders may determine. If any Series B nominee for any reason is unable to serve or for good cause will not serve, the proxies entitled to vote for such nominee may be voted for a substitute nominee designated by AT&T. Excite@Home is not aware of any nominee who will be unable to, or for good cause will not, serve as a director.

   Each nominee has consented to being named in this proxy statement and to serve if elected. Each director will be elected by a plurality of the votes of the appropriate series or class of shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The nominees for election as directors who receive the greatest number of votes cast at the meeting by each such series or class, a quorum being present in each case, will become directors at the conclusion of the tabulation of votes. Shares represented by proxies returned to Excite@Home will be voted for the election of the ten nominees set forth below, to the extent such shares are entitled to vote for such nominees, unless the proxy is marked in such a manner as to withhold authority so to vote. See "Voting Rights and Arrangements" for a description of arrangements by which specified individuals may be selected as directors or nominees.

   The authorized number of directors is currently eleven, and therefore one seat will remain vacant. The board intends to appoint an additional director to fill this seat once it identifies a candidate. Proxies submitted to Excite@Home cannot be voted at the annual meeting for nominees other than those named in this proxy statement.

Director Nominees

   The following table sets forth the names of the nominees and information about each:

                           Series A Director Nominees

                                        Committee                                  Director
 Name                          Age     Memberships        Principal Occupation      Since
 ----                          ---     -----------        --------------------     --------
 William R. Hearst III.......   51 Audit, Compensation, General Partner, Kleiner
                                   Nominating           Perkins Caufield & Byers     1995
 Edward S. Rogers............   67 Audit                Chief Executive Officer,
                                                        President and Director,
                                                        Rogers Communications,
                                                        Inc.                         2000

                           Series B Director Nominees

                              Committee                                   Director
Name                     Age Memberships       Principal Occupation        Since
----                     --- -----------       --------------------       --------
C. Michael Armstrong....  62 Compensation Chairman of the Board and Chief
                                          Executive Officer, AT&T           1999
Frank Ianna.............  51 None         President, AT&T Network
                                          Services                          2000
David C. Nagel..........  56 None         President, AT&T Labs              2001
Charles H. Noski........  48 Nominating   Senior Executive Vice President
                                          and Chief Financial Officer,
                                          AT&T                              2000
John C. Petrillo........  51 None         Executive Vice President of
                                          Corporate Strategy and Business
                                          Development, AT&T                 1999
Daniel E. Somers........  53 None         President and CEO, AT&T
                                          Broadband                         2000

Additional Director Nominees

                                    Committee                             Director
 Name                          Age Memberships   Principal Occupation      Since
 ----                          --- -----------   --------------------     --------
                                               Chief Financial Officer,
 Matthew J. Hart.............   48    Audit    Hilton Hotels                2001
 Patti S. Hart...............   45 Nominating  Chief Executive Officer,
                                               Excite@Home                  2001

   William R. Hearst III has been a director of Excite@Home since August 1995 and has served as Vice Chairman since July 1996. Mr. Hearst has been a general partner of Kleiner, Perkins, Caufield & Byers, a venture capital firm, since January 1995. From May 1995 to July 1996, he was Chief Executive Officer of Excite@Home. From 1984 to 1995, he was editor and publisher of the San Francisco Examiner. He currently also serves on the board of directors of Hearst Corporation, Hearst-Argyle Television, Inc. and Juniper Networks, Inc. Mr. Hearst holds an A.B. degree in mathematics from Harvard University.

   Edward S. Rogers has been a director of Excite@Home since January 2000, and formerly served as a director from July 1997 to June 1998. Mr. Rogers has served as President and Chief Executive Officer and as a director of Rogers Communications Inc., a telecommunications company, since 1979 and as Acting President and Chief Executive Officer of Rogers Cable Inc., a cable company and a wholly owned subsidiary of Rogers Communications, since April 1996. He currently also serves on the board of directors of AT&T Canada Corp., Rogers Wireless Communications Inc. and the Toronto-Dominion Bank. He holds a B.A. degree in political science and economics from the University of Toronto and an LL.B from Osgoode Hall Law School.

   C. Michael Armstrong has been a director of Excite@Home since May 1999. Mr. Armstrong has been Chairman of the Board and Chief Executive Officer of AT&T since November 1997. From 1992 to November 1997, he was Chairman and Chief Executive Officer of Hughes Electronics. He currently also serves on the board of directors of Citigroup, Inc. Mr. Armstrong holds a B.S. degree in business and economics from Miami University in Ohio.

   Frank Ianna has been a director of Excite@Home since August 2000. Mr. Ianna has served as President of AT&T Network Services and AT&T's Chief Quality Officer since September 1998. From 1991 to September 1998, he held various other positions at AT&T, including Executive Vice President, Vice President and Chief Quality Officer for the Network Services Division, and Vice President and General Manager of Network and Computing Services. Mr. Ianna holds a B.S. degree in electrical engineering from Stevens Institute of Technology and an M.S. degree in electrical engineering from the Massachusetts Institute of Technology.

   David C. Nagel has served as President and Chief Executive Officer of AT&T Labs since April 1996. Dr. Nagel is also the Chief Technology Officer of AT&T and Concert, AT&T's global venture with British Telecom. Dr. Nagel is a member of the National Academy of Sciences Committee on Human Factors and the

President's Information Technology Advisory Committee (PITAC), where he is chairman of the Digital Library Subcommittee. He is a member of the Technology Advisory Board for Corning. Dr. Nagel holds B.S. and M.S. degrees in engineering and a Ph.D. in experimental psychology, all from the University of California, Los Angeles.

   Charles H. Noski has been a director of Excite@Home since February 2001. Mr. Noski has served as Senior Executive Vice President and Chief Financial Officer of AT&T since December 1999, and also serves as a member of AT&T's Operations Group, the company's senior-most leadership council. From 1990 to December 1999, Mr. Noski held various positions with Hughes Electronics Corporation, most recently as President and Chief Operating Officer. For a brief period in 1997, Mr. Noski was Executive Vice President and Chief Financial Officer of United Technologies Corporation. He also currently serves on the board of directors of Air Products and Chemicals, Inc. Mr. Noski holds a B.S. degree in business administration and an M.S. degree in accountancy from California State University, Northridge.

   John C. Petrillo has been a director of Excite@Home since May 1999. Mr. Petrillo has held various positions with AT&T since 1993, most recently Executive Vice President of Corporate Strategy and Business Development, and formerly as President of AT&T's Business Communications Services unit. He currently also serves on the board of directors of Net2Phone, Inc. and AT&T Latin America. He holds a B.S. in electrical engineering from Worcester Polytechnic Institute and a J.D. degree from Brooklyn Law School.

   Daniel E. Somers has been a director of Excite@Home since June 2000. He has served as President and Chief Executive Officer of AT&T Broadband since May 1997. From 1995 to 1997, Mr. Somers was Chairman and Chief Executive Officer of Bell Cablemedia, plc. From 1992 to 1995, Mr. Somers was Executive Vice President and Chief Financial Officer of Bell Canada International. He currently also serves on the board of directors of Lubrizol Corp., Liberty Media Corp., and Cablevision Systems Corp. Mr. Somers holds a B.S. degree in finance from Stonehill College.

   Matthew J. Hart has served as Executive Vice President and Chief Financial Officer of the Hilton Hotels Corporation since May 1996. He has also previously held senior financial positions with the Walt Disney Company and Host Marriott Corporation. Mr. Hart currently serves on the board of directors of First Washington Realty Trust, Inc. and Kilroy Realty Corporation. He holds a B.S. degree from Vanderbilt University and an M.B.A. degree from Columbia University. Mr. Hart and Ms. Hart do not have a family relationship.

   Patti S. Hart has been Chairman of the Board and Chief Executive Officer since joining Excite@Home in April 2001. From June 1999 to April 2001, Ms. Hart served as Chief Executive Officer and President of Telocity, a telecommunications services company. From February 1994 to April 1999, she served as President and Chief Operating Officer of Sprint's Long Distance Division, and was responsible for overseeing all operational aspects of the voice and data communications products and services to Sprint's consumer, business and government long distance customers. She currently serves as a member of the board of directors of Plantronics and Korn/Ferry International Inc. Ms. Hart holds a B.A. degree in marketing and economics from Illinois State University.

   Mohan Gyani, currently a director of Excite@Home, intends to resign his position with the board effective immediately before the annual meeting.

Committees of the Board of Directors

   Audit Committee. The audit committee assists the board of directors its oversight of our financial accounting, reporting and controls by meeting with members of management and our independent auditors. The committee has the responsibility to review our annual audited financial statements, and meets with our management and our independent auditors at the end of each quarter to review the quarterly financial results. The audit committee meets with and considers suggestions from members of management, as well as our independent accountants, concerning our financial operations. In addition, the committee considers and recommends the employment of, and approves the fee arrangements with, independent accountants for audit and other functions. The current members of the audit committee are Messrs. Matthew J. Hart, Hearst and Rogers. We believe that each of the members of the audit committee meet the independence and financial literacy standards required by the Nasdaq Stock Market's Marketplace Rules.

   Compensation Committee. The compensation committee reviews and approves the compensation and benefits for our key executive officers, administers our stock purchase and stock option plans and makes recommendations to the board of directors regarding such matters. The current members of the compensation committee are Messrs. Armstrong and Hearst.

   Nominating Committee. The nominating committee was formed in February 2001 to identify and recommend candidates to the board of directors for nomination to the board. The nominating committee does not consider nominees recommended by Excite@Home securityholders. The current members of the nominating committee are Messrs. Hearst and Noski and Ms. Patti S. Hart.

Meetings of the Board of Directors and Committees

   During 2000, the board met eleven times, the audit committee met five times and the compensation committee met eight times. None of the nominees for director attended fewer than 75% of the aggregate total number of meetings of the board of directors held during the period for which the person was a director and the total number of meetings held by all committees of the board of directors on which the director served held during the period that the director served on the board.

Director Compensation

   Directors, other than Ms. Hart in her capacity as Chief Executive Officer, have not historically received compensation from us and, except for Ms. Hart, have not been awarded options to purchase our capital stock.

   Beginning June 2001, directors who qualify as "independent" under the Nasdaq Stock Market's Marketplace Rules will receive cash compensation of $28,000 per year and an annual stock option grant to purchase 10,000 shares of our Series A common stock. Each option grant will be made under our 1997 Equity Incentive Plan, will vest monthly over twelve months, and the exercise price of each option will be equal to the fair market value of our Series A common stock on the date of grant. In addition, under our bylaws, all directors are eligible to be compensated for out-of-pocket expenses incurred in connection with attending board meetings.

    The board of directors recommends a vote for the election of each of the nominated directors.

                                 PROPOSAL NO. 3

                    AMENDMENT OF 1997 EQUITY INCENTIVE PLAN

   Stockholders are being asked to approve an amendment to our 1997 Equity Incentive Plan to provide for an increase in the number of shares of Series A common stock reserved for issuance under the plan by 13.5 million shares. Our board of directors believes that the increase is in the best interests of Excite@Home because it will increase our ability to attract and retain employees by providing them with appropriate equity incentives. The plan plays an important role in our efforts to attract and retain employees of outstanding ability.

   The following is a summary of the principal features of the plan.

   History of the 1997 Equity Incentive Plan. On May 15, 1997, the board adopted, and in July 1997 the stockholders approved, the 1997 Equity Incentive Plan and reserved 31,200,000 shares of our Series A common stock for issuance under the plan. The plan became effective on July 11, 1997 and serves as the successor to our 1996 Incentive Stock Option Plan and 1996 Incentive Stock Option Plan No. 2, which we refer to as the prior plans. On August 1, 1997, an automatic increase of 8,400,000 shares reserved for issuance under the plan became effective. On March 18, 1998 our board of directors approved an increase of 9,950,000 shares reserved for issuance under the plan, which increase was approved by our stockholders on May 13, 1998. On April 16, 1999, our board of directors approved an increase of 17,350,000 shares reserved for issuance under the plan, which increase was approved by our stockholders on May 28, 1999. On April 18, 2000, our board approved an increase of 40,000,000 shares, which increase was approved by our stockholders on June 20, 2000. On May 2, 2001, our board approved the increase of 13,500,000 shares, for which this proposal seeks stockholder approval.

   As of May 25, 2001, options to purchase an aggregate of 57,962,761 shares of Series A common stock were outstanding under the 1997 Equity Incentive Plan and the prior plans, 34,699,904 shares had been issued pursuant to options exercised and restricted stock awards under these plans, of which 4,085,255 shares had been repurchased, and there were 18,322,590 shares available for issuance, but not subject to outstanding options, under these plans. As of May 25, 2001, we had granted options to purchase an aggregate of 127,190,692 shares under these plans to our employees (of which options to purchase 38,613,282 shares had been canceled or repurchased by us), including options to purchase an aggregate of 36,708,144 shares, and awards of 1,905,138 shares of restricted stock to our current executive officers. We had also awarded 800,000 shares of restricted stock to persons who are currently non-employee directors. Of our director nominees, Ms. Hart had been granted options to purchase 1,350,000 shares under these plans. Please also see the section entitled "Beneficial Ownership of Principal Stockholders, Executive Officers and Directors" below.

   Shares Subject to the 1997 Equity Incentive Plan. If this amendment is approved, the total number of shares of Series A common stock reserved for issuance under the plan will be 120,400,000 less:

  . the total number of shares issued by us under (1) restricted stock purchase agreements entered into prior to the effective date of the plan with employees, officers, directors, consultants, independent contractors or advisors of Excite@Home and (2) the prior plans, upon the exercise of options granted on or before the effective date of the 1997 Equity Incentive Plan; and

  . shares that are issuable as of the effective date of the plan upon exercise of options granted under the prior plans.

   The 1997 Equity Incentive Plan authorizes the award of options, restricted stock and stock bonuses. The number of shares reserved for issuance under the plan is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

   Shares will again be available for grant and issuance under the plan if they:

  . are issuable upon exercise of an option granted under the 1997 Equity
    Incentive Plan or the prior plans that cease to be subject to such option for any reason other than exercise of such option;

  . are subject to an award granted under restricted stock purchase agreements or under the 1997 Equity Incentive Plan or the prior plans, and are either forfeited or are repurchased by us at the original issue price; or

  . are subject to any other award granted under the 1997 Equity Incentive
    Plan or the prior plans that otherwise terminates without shares being issued.

   Termination. The 1997 Equity Incentive Plan will terminate in May 2007, unless terminated beforehand by the board.

   Eligibility. The plan provides for the grant of both incentive stock options that qualify under section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may be granted only to employees of Excite@Home or of a parent or subsidiary of Excite@Home. Nonqualified stock options may be granted to employees, officers, directors, consultants, independent contractors and advisors of Excite@Home or any parent or subsidiary of Excite@Home, provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No person will be eligible to receive more than 1,000,000 shares in any calendar year pursuant to awards under the plan other than a new employee of Excite@Home, who will be eligible to receive no more than 2,000,000 shares in the calendar year in which such employee commences employment. Opportunities to purchase shares of our Series A common stock, or restricted stock awards, and awards of shares of our Series A common stock, or stock bonuses, either of which may be subject to a right of repurchase in favor of Excite@Home or other restrictions on ownership or transfer, may be given to eligible service providers. The administrator of the plan has the authority to determine the restrictions applied to the stock. The sum of restricted stock awards, stock bonuses and options with an exercise or purchase price below fair market value issued under the plan may not exceed 20% of the total number of shares reserved for issuance under the plan as of any date.

Terms of the Options

  . Vesting. Options under the plan generally become exercisable or vest over a four-year period.

  . Expiration Date. The maximum term of options granted under the plan is ten years.

  . Exercise Price. The exercise price of incentive stock options must be at least equal to the fair market value of our Series A common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of our Series A common stock on the date of grant.

  . Option Exercise and Payment Alternatives. To exercise an option, the optionee must deliver to us an executed stock option exercise agreement and full payment for the shares being purchased. Payment may be made:

   --in cash or by check;

   --by surrender of fully paid shares of our Series A common stock;

   --where permitted by applicable law and approved by the board, by tender of a full recourse promissory note having such terms as determined by the board;

   --by waiver of compensation due or accrued to an optionee for services rendered;

   --by cancellation of indebtedness of Excite@Home to the optionee;

   --through a same day sale;

   --through a margin commitment; or

   --through any combination of the foregoing where approved by the board.

  . Termination of Employment. Options granted under the plan generally expire three months after the termination of the optionee's service to Excite@Home or a parent or subsidiary of Excite@Home, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service. Options will generally terminate one month after termination for cause. Options cease vesting on the date of death or termination of service.

  . Modification and Adjustment of Options. If the number of outstanding shares of our Series A common stock is changed by a stock dividend, stock split, recapitalization, reverse stock split, subdivision, combination, reclassification or similar change in our capital structure without consideration, the number of shares of our Series A common stock available for awards under the plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the board or stockholders of Excite@Home.

  . Change in Control. In the event one or more of the corporate transactions specified in the plan occurs, any or all outstanding awards may be assumed or replaced by the successor corporation. If awards are not assumed or replaced, the vesting of such awards will accelerate and all outstanding options will become exercisable in full prior to the consummation of the transaction. Any options not exercised prior to the transaction will expire.

Federal Income Tax Information

   The following is a general summary as of the date of this proxy statement of the federal income tax consequences to Excite@Home and participants under the 1997 Equity Incentive Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been and is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the plan.

  . Incentive Stock Options. A participant will recognize no income upon grant of an incentive stock option and will incur no tax on its exercise unless the participant is subject to the alternative minimum tax. If the participant holds the stock acquired upon exercise of an incentive stock option, or the incentive stock option shares for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the participant generally will realize long-term capital gain or loss, rather than ordinary income or loss, upon disposition of the incentive stock option shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the incentive stock option shares.

  . If the participant disposes of incentive stock option shares prior to the expiration of either required holding period, which is referred to as a disqualifying disposition, the gain realized upon such disposition, up to the difference between the fair market value of the incentive stock option shares on the date of exercise, and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the amount of time the incentive stock option shares were held by the participant.

  . Alternative Minimum Tax. The difference between the fair market value of the incentive stock option shares on the date of exercise and the exercise price is an adjustment to income for purposes of the alternative minimum tax. The alternative minimum tax, which is imposed to the extent it exceeds the taxpayer's regular tax, is 26% of an individual taxpayer's alternative minimum taxable income and 28% in the case of alternative minimum taxable income in excess of $175,000. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, including the difference between the fair market value of the incentive stock option shares on the date of exercise and the exercise price, and reducing this amount by the applicable exemption amount, $45,000 in case of a joint return, subject to reduction under certain circumstances. If a disqualifying disposition of the incentive stock option shares occurs in the same calendar year as exercise of the incentive stock option, there is no alternative minimum tax adjustment with respect to those incentive stock option shares. Also, upon a sale of incentive stock option shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the incentive stock option shares at exercise over the amount paid for the incentive stock option shares.

  . Nonqualified Stock Options. A participant will not recognize any taxable income at the time a nonqualified stock option is granted. However, upon exercise of a nonqualified stock option, the participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant's exercise price. The included amount must be treated as ordinary income by the participant and may be subject to withholding by us, either by payment in cash or withholding out of the shares to be received. Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

  . Tax Treatment of Excite@Home. We generally will be entitled to a deduction in connection with the exercise of a nonqualified stock option by a participant to the extent that the participant recognizes ordinary income and we withhold tax. We will be entitled to a deduction in connection with the disposition of incentive stock option shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the incentive stock option shares.

ERISA

   The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

New Plan Benefits

   The amounts of future option grants under the 1997 Equity Incentive Plan to our executive officers, directors and employees are not determinable because under the terms of the 1997 Equity Incentive Plan such grants are made in the discretion of the compensation committee or its designees. Future option exercise prices under the 1997 Equity Incentive Plan are not determinable because they are based upon the fair market value of our Series A common stock on the date of grant.

   The approval of the amendment to this plan requires the affirmative vote of the holders of a majority of the total voting power of the shares of common stock represented in person or by proxy at the meeting and entitled to vote on the proposal.

          The board of directors recommends a vote for the amendment to our 1997 Equity Incentive Plan.

                                 PROPOSAL NO. 4

                 AMENDMENT OF 1997 EMPLOYEE STOCK PURCHASE PLAN

   Stockholders are being asked to approve an amendment to our 1997 Employee Stock Purchase Plan to increase the number of shares of Series A Common Stock reserved for issuance under the plan from 5,000,000 shares to 6,500,000 shares. The following is a summary of the principal features of the plan.

   History of the 1997 Employee Stock Purchase Plan. In May 1997, the board adopted, and in July 1997 the stockholders approved, the 1997 Employee Stock Purchase Plan, to become effective on July 11, 1997, and reserved 800,000 shares of our Series A common stock for issuance under the plan. On March 18, 1998 our board of directors approved an increase of 1,200,000 shares reserved for issuance under the plan, which increase was approved by our stockholders on May 13, 1998. On April 18, 2000, our board approved an increase of 3,000,000 shares reserved under the plan, which increase was approved by our stockholders on June 20, 2000. On May 2, 2001, our board approved the increase of 1,500,000 shares for which this proposal seeks stockholder approval. The number of shares reserved for issuance under the plan is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

   Purpose. The plan has been established to provide employees of Excite@Home and its subsidiaries designated by the board as eligible to participate in the plan with a convenient means of acquiring an equity interest in Excite@Home, to enhance such employees' sense of participation in our affairs and to provide an incentive for continued employment. Participating employees may purchase shares of our Series A common stock from us at a discount from the market price and to pay for these shares through payroll deductions.

   Termination. The plan will terminate on May 14, 2007, unless terminated beforehand by the board or unless all shares reserved for issuance under the plan are issued prior to this date.

   Eligibility. All employees of Excite@Home, or any parent or subsidiary, are eligible to participate in an offering period (defined below) under the plan, except the following:

  . employees who are not employed by us 15 days before the beginning of such offering period;

  . employees who are customarily employed for 20 hours or less per week;

  . employees who are customarily employed for five months or less in a calendar year; and

  . employees who own stock or hold options to purchase stock or who, as a result of participation in the plan, would own stock or hold options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of our capital stock.

   As of May 25, 2001, approximately 2,344 persons were eligible to participate in the plan and 2,235,123 shares had been issued to our employees pursuant to the plan. As of that date, 2,764,877 shares were available for future issuance under the plan, not including the proposed amendment to the plan. As of May 25, 2001, we had granted an aggregate of 50,871 shares under this plan to our executive officers, and we had not granted any shares to non-employee directors.

   Participating employees participate in the plan through payroll deductions. A participating employee sets the rate of such payroll deductions, which may not be less than 2% nor more than 10% of the participating employee's base salary, commissions, bonuses and shift premiums, not to exceed $250,000 per calendar year; provided, however, that for purposes of determining a participant's compensation, any election by that participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Internal Revenue Code shall be treated as if the participant did not make this election. No participating employee is permitted to purchase shares under the plan at a rate which, when aggregated with such employee's rights to purchase stock under all similar purchase plans of Excite@Home, exceeds $25,000 in fair market value determined as of the offering date for each calendar year in which a participating employee participates in the plan.

   Offering Period. Each offering under the plan will be for a period of 24 months. Offering periods begin on February 1 and August 1 of each year. Each offering period generally consists of four six-month purchase periods during which payroll deductions of the participating employees are accumulated under the plan. The board has the power to set the beginning of any offering period and to change dates or the duration of offering periods or purchase periods without stockholder approval if such change is announced at least 15 days before the scheduled beginning of the first offering period or purchase period to be affected. The first day of each offering period is the offering date for such offering period and the last business day of each purchase period is the purchase date for such purchase period.

   Participating employees will participate in the purchase plan during each offering period through regular payroll deductions as described above. Participating employees may elect to participate in any offering period by enrolling as provided under the terms of the plan. Once enrolled, a participating employee will automatically participate in each succeeding offering period unless the participating employee withdraws from the offering period or the plan is terminated. After the rate of payroll deductions for an offering period has been set by a participating employee, that rate will continue to be effective for the remainder of the offering period and for all subsequent offering periods in which the participating employee is automatically enrolled unless otherwise changed by the participating employee. A participant may increase or decrease the rate of payroll deductions at any time during a purchase period, which change will continue for the remainder of the offering period, unless changed in a subsequent purchase period. Only one change in the rate of payroll deductions may be made during a purchase period. Participating employees may not purchase more than twice the number of shares the participating employee would have been eligible to purchase at 85% of the market price of a share on the offering date if the market price of a share on the purchase date drops to less than one-half of the market price on the offering date. If the number of shares calculated for purchase on a purchase date exceeds the number of shares available for issuance under the plan, we will make a pro rata allocation of the shares among participating employees.

   Purchase Price. The purchase price of shares that may be acquired in any purchase period under the plan will be 85% of the lesser of: (1) the fair market value of the shares on the offering date; or (2) the fair market value of the shares on the purchase date. The fair market value of a share of the Series A Common Stock is deemed to be the closing price of the Series A common stock on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal. As of May 25, 2001, the record date, the closing price of our Series A common stock as quoted on the Nasdaq National Market was $4.74 per share.

Federal Income Tax Information

   The following is a general summary as of the date of this proxy statement of the federal income tax consequences to Excite@Home and employees participating in the 1997 Employee Stock Purchase Plan. Federal tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. Each participating employee has been and is encouraged to seek the advice of a qualified tax adviser regarding the tax consequences of participation in the plan.

   The 1997 Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code.

   Tax Treatment of the Participating Employee. Participating employees will not recognize income for federal income tax purposes either upon enrollment in the plan or upon the purchase of shares. All tax consequences are deferred until a participating employee sells the shares, disposes of the shares by gift or dies.

   If shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable offering period, or if the participating employee dies while owning the shares, the participating employee realizes ordinary income on a sale, or a disposition by way of gift or upon death, to the extent of the lesser of: (1) 15% of the fair market value of the shares at the beginning of the offering period; or

(2) the actual gain (the amount by which the market value of the shares on the date of sale, gift or death exceeds the purchase price). All additional gain upon the sale of shares is treated as long-term capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

   If the shares are sold or are otherwise disposed of including by way of gift, but not death, bequest or inheritance, within either the one-year or the two-year holding periods described above, which is referred to as a disqualifying disposition, the participating employee realizes ordinary income at the time of sale or other disposition, taxable to the extent that the fair market value of the shares at the date of purchase is greater than the purchase price. This excess will constitute ordinary income (not currently subject to withholding) in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the aggregate fair market value of the shares at the date of purchase is a capital gain or loss. Capital gains may be offset by capital losses, and up to $3,000 of capital losses may be used annually against ordinary income.

   Tax Treatment of Excite@Home./We will be entitled to a deduction in connection with the disposition of shares acquired under the plan only to the extent that the participating employee recognizes ordinary income on a disqualifying disposition of the shares. We will treat any transfer of record ownership of shares as a disposition, unless we are notified to the contrary. In order to enable us to learn of disqualifying dispositions and ascertain the amount of the deductions to which we are entitled, participating employees will be required to notify us in writing of the date and terms of any disposition of shares purchased under the plan.

ERISA

   The plan is not subject to any of the provisions of Employee Retirement Income Security Act of 1974, nor is it qualified under Section 401(a) of the Internal Revenue Code.

New Plan Benefits

   The amounts of future purchases under the 1997 Employee Stock Purchase Plan by our executive officers, directors and employees are not determinable because under the terms of the 1997 Employee Stock Purchase Plan such purchases are based on participant contributions. Future purchase prices under the 1997 Employee Stock Purchase Plan are not determinable because they are based on the fair market value of our Series A common stock at the beginning of each offering period and on each purchase date.

   The approval of the amendment to the plan requires the affirmative vote of the holders of a majority of the total voting power of the shares of common stock represented in person or by proxy at the meeting and entitled to vote on this proposal.

           The board of directors recommends a vote for the amendment to our 1997 Employee Stock Purchase Plan.

                                 PROPOSAL NO. 5

                 APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

   Our board of directors has approved the selection of PricewaterhouseCoopers LLP to replace Ernst & Young LLP as our independent auditors and to perform the audit of our consolidated financial statements for 2001, subject to stockholder approval of this proposal. If this proposal is approved, we anticipate the change of accountants to occur during the third quarter of 2001. Ernst & Young LLP, which will remain as our independent auditors unless and at least until our stockholders approve this proposal, has been engaged as our independent auditors since April 1, 1997, and has audited all of our annual financial statements since our inception. Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions. We do not expect representatives of PricewaterhouseCoopers LLP to be present at the meeting.

Independent Auditors Fees

   Audit Fees:                          The aggregate fees billed to us by
                                        Ernst & Young LLP for its audit and
                                        quarterly reviews conducted in 2000
                                        were $595,000.

   Audit-Related Fees:                  The aggregate fees billed to us by
                                        Ernst & Young LLP for these
                                        professional services, which consisted
                                        primarily of accounting consultations
                                        and filings with the Securities and
                                        Exchange Commission, were $503,000.

   Financial Information Systems Design No services were rendered, and no
    and Implementation Fees:            amounts were billed, by Ernst & Young
                                        LLP for these services during 2000.

   All Other Fees:                      The aggregate fees billed to us by
                                        Ernst & Young LLP for all other
                                        services during 2000 were $1,325,000.

          The board of directors recommends a vote for the approval of the selection of PricewaterhouseCoopers LLP as our independent auditors.

                 SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                        EXECUTIVE OFFICERS AND DIRECTORS

   The following table presents information as to the beneficial ownership of our common stock as of May 1, 2001 by:

  . each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

  . each of our directors and nominees;

  . each executive officer listed in the Summary Compensation Table below;
    and

  . all of our executive officers and directors as a group.

   Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership is based on 408,384,975 shares of common stock outstanding as of May 1, 2001. Shares of common stock subject to options or warrants exercisable on or before June 29, 2001 (within 60 days of May 1, 2001) are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated above, the address for each director and executive officer listed below is At Home Corporation, 450 Broadway Street, Redwood City, CA 94063.

                                                  Percentage
                                        Series        of           Voting
                            Series A     B(1)    Common Stock   Percentage of
                             Common     Common   Beneficially   Common Stock
Name                         Stock      Stock       Owned     Beneficially Held
----                       ---------- ---------- ------------ -----------------
5% Stockholders
AT&T Corp. (2)............  7,924,422 86,595,578     23.1%          73.6%
 32 Avenue of the Americas
 New York, New York 10013
Comcast Corporation (3)... 31,118,924        --       7.6            2.6
 1500 Market Street, 35th
  Floor
 Philadelphia,
  Pennsylvania 19102
Cox Communications, Inc.
 (4)...................... 29,114,600        --       7.1            2.5
 1400 Lake Hearn Drive
 Atlanta, Georgia 30319
Cablevision Systems Corp.
 (5)...................... 21,893,872        --       5.4            1.8
 111 Stewart Avenue
 Bethpage, New York 11714

Directors and Executive
 Officers
Edward S. Rogers (6)......  7,719,744        --       1.9              *
George Bell (7)...........  2,133,750        --         *              *
William R. Hearst III.....  1,740,743        --         *              *
Mark Stevens (8)..........    388,549        --         *              *
Patti S. Hart (8).........    337,500        --         *              *
Byron Smith (8)...........    222,454        --         *              *
Mark McEachen (9).........    187,500        --         *              *
Mark O'Leary (8)..........    149,560        --         *              *
C. Michael Armstrong
 (10).....................     10,000        --         *              *
John C. Petrillo (10).....      1,500        --         *              *
All current directors and
 executive officers as a
 group (11) (17 persons).. 12,197,556        --       2.9            1.0

--------
  * Constitutes less than 1% of Excite@Home's outstanding common stock or voting rights, as applicable.
 (1) Our certificate of incorporation provides that each share of Series B common stock entitles its holder to 10 votes on all matters subject to a vote of stockholders to which that holder is entitled to vote.
 (2) Represents shares held by AT&T Broadband LLC, a wholly-owned subsidiary of AT&T, and excludes warrants to purchase 27,897,789 shares of Series A common stock and 27,897,789 shares of Series B common stock which become vested on June 4, 2002. AT&T disclaims beneficial ownership of the shares beneficially owned by Messrs. Armstrong and Petrillo.
 (3) Represents shares held by Comcast PC Investments, Inc., a wholly owned subsidiary of Comcast Corporation, and excludes warrants to purchase 25,142,222 shares of Series A common stock which become vested as to 1/6 of the shares on June 4, 2001, and as to an additional 1/12 of the shares each December 4 and June 4 thereafter until June 4, 2006, subject to early termination.
 (4) Represents shares held by Cox @Home, Inc., a wholly owned subsidiary of Cox Communications, Inc., and excludes warrants to purchase 19,158,774 shares of Series A common stock which become vested as to 1/6 of the shares on June 4, 2001, and as to an additional 1/12 of the shares each December 4 and June 4 thereafter until June 4, 2006, subject to early termination.
 (5) Represents warrants held by CSC Parent Corporation, a wholly-owned subsidiary of Cablevision Systems Corporation, which are immediately exercisable with respect to 20,462,596 shares and which will become exercisable as to 1,431,276 shares when and to the extent certain cable systems are transferred to Cablevision from AT&T. The shares reported in the table above are subject to a stockholders' agreement, certain provisions of which are described below.
 (6) Includes 2,000,000 shares held by Rogers Telecommunications Limited, warrants held by Rogers Communications Inc., which are currently exercisable with respect to 5,351,840 shares, and warrants held by Rogers Cable Inc. which are currently exercisable with respect to 367,904 shares. Mr. Rogers disclaims beneficial ownership of the shares and exercisable warrants held by these entities.
 (7) Includes options that will be exercisable with respect to 1,802,045 shares as of June 29, 2001. Mr. Bell is the former Chairman of the Board and Chief Executive Officer of Excite@Home.
 (8) Represents options that will be exercisable as of June 29, 2001.
 (9) Represents options that will be exercisable as of June 29, 2001. However, the exercise of these options with respect to 175,000 of these shares is restricted pursuant to the terms of a stock pledge agreement between Mr. McEachen and Excite@Home.
(10) This person disclaims beneficial ownership of the shares beneficially owned by AT&T.
(11) Includes the shares described in all footnotes above relating to current directors and executive officers, plus an additional 1,807,910 shares of Series A common stock held by four other executive officers, including options held that will be exercisable with respect to 918,162 shares of Series A common stock as of June 29, 2001.

Voting Agreements Involving 5% Stockholders

   Voting Agreement with AT&T. We entered into a voting agreement with AT&T in August 2000 in connection with the consummation of the transactions contemplated by our March 28, 2000 letter agreement with AT&T, Comcast and Cox. Pursuant to this letter agreement, AT&T has agreed that so long as there are at least 10,000,000 shares of our Series B common stock outstanding, AT&T will vote all of its shares of Series B common stock in favor of the election of the current Chief Executive Officer of Excite@Home as an "Additional Director" of Excite@Home (as defined in our certificate of incorporation).

   Arrangement with Rogers and Shaw. Shares held by AT&T, Comcast and Cox were formerly subject to a voting agreement with Rogers and Shaw under which AT&T, Comcast and Cox agreed to use their reasonable best efforts to cause a representative designated jointly by Rogers and Shaw to be nominated for election to the board and an additional jointly designated representative to be afforded the right to attend all meetings of the board as a nonvoting observer. This agreement terminated in 1998. However, although Rogers and Shaw no longer hold contractual rights under this agreement, the parties to this agreement have continued to vote in favor of the election of a representative of either Rogers or Shaw, currently Edward S. Rogers, to the board.

   Stockholders' Agreement. In July 1997, we entered into an Amended and Restated Stockholders' Agreement with AT&T (formerly TCI), Cox, Comcast, and Kleiner, Perkins, Caufield & Byers. Cablevision was added as a party in October 1997. Among other things, the agreement provides for each of the following voting arrangements:

  . Each stockholder will vote all of its shares in favor of any action required to be taken under the stockholders' agreement, our certificate of incorporation or our bylaws including the election of our Chief Executive Officer to the board of directors.

  . If Cablevision so requests, the other stockholders are required to vote their shares in favor of a designee of Cablevision to be appointed as a director so long as Cablevision beneficially owns at least
    5,000,000 shares of our common stock. Cablevision is currently not exercising this right.

   Comcast and Cox have waived most of their rights and have been relieved of most of their obligations under this agreement. The agreement terminates upon the earlier of an acquisition of Excite@Home, such time when the parties to this agreement all cease to own specified minimum amounts of shares, or June 4, 2021.

                                   MANAGEMENT

   The following table shows the name, age and position of each of our executive officers as of June 15, 2001:

 Name                          Age             Principal Occupation
 ----                          ---             --------------------
 Patti S. Hart...............   45 Chief Executive Officer and Chairman of the
                                    Board
 Mark A. McEachen............   43 Executive Vice President and Chief Financial
                                    Officer
 Matt Jones..................   41 Chief Operating Officer
 Mark O'Leary................   45 Executive Vice President, Commercial
                                    Broadband Services
 Thomas Obenhuber............   46 Executive Vice President
 Byron Smith.................   39 Executive Vice President, Consumer Broadband
                                    Services and Chief Marketing Officer
 Mark Stevens................   41 Executive Vice President, Corporate and
                                    Business Development
 James Brelsford.............   46 Senior Vice President, Corporate and
                                    Business Development
 Leilani T. Gayles...........   46 Senior Vice President, Human Resources
 Milo S. Medin...............   38 Senior Vice President and Chief Technology
                                    Officer
 Megan Pierson...............   40 Senior Vice President and General Counsel

   For information about Patti S. Hart, please see "Director Nominees."

   Mark A. McEachen has been Executive Vice President and Chief Financial Officer since joining Excite@Home in July 2000. From June 1998 to July 2000, Mr. McEachen served as Corporate Vice President and Treasurer of Hughes Electronics. From October 1996 to June 1998, he served as President of Transamerica Asset Management at Transamerica Corporation. From July 1982 to October 1996, he held various finance-related positions at Chrysler Corporation. Mr. McEachen holds a B.S. degree in finance and an M.B.A. from the University of Windsor, Ontario, Canada and a B.A. degree in economics from the University of Western Ontario, Canada.

   Matt Jones has been Chief Operating Officer since joining Excite@Home in June 2001. From July 1999 to June 2001, Mr. Jones served as President and Chief Executive Officer of Lipstream Networks, a provider of real-time voice over the Internet. From January 1998 to July 1999, he served as the Long Distance Division Chief of Staff at Sprint Communications. From January 1996 to January 1998, he served as Vice President of National Sales at Sprint PCS. Mr. Jones holds a B.S. degree in Marketing from Miami University and an M.B.A. degree from the University of Michigan.

   Mark O'Leary joined Excite@Home in January 2000 and currently serves as Executive Vice President, Commercial Broadband Services. From 1982 to 2000, Mr. O'Leary held several positions with AT&T, most recently as Vice President of Managed Network Services, where he directed product development and product management for the AT&T Solutions organization. Mr. O'Leary holds a B.A. degree in psychology from State University of New York, Oneonta and an M.B.A. degree from St. Mary's College. Mr. O'Leary will be leaving Excite@Home in July 2001.

   Thomas Obenhuber has served as Executive Vice President, since joining Excite@Home in May 2001. From February 2000 to April 2001, Mr. Obenhuber served as Senior Vice President, Corporate Development, and from August 1997 to February 2000, he served as Senior Vice President, Business and Product Planning, with Telocity, a telecommunications services company that he co-founded. From January 1995 to July 1997, he served as Vice President, Operations and Engineering at Genuity, a national backbone Internet service provider that he co-founded. From July 1990 through January 1995, he held various positions with Sun Microsystems, most recently Director, System Architecture. Mr. Obenhuber holds M.S. and Ph.D degrees in physics from Technical University of Munich.

   Byron Smith joined Excite@Home in January 2000 and currently serves as Executive Vice President, Consumer Broadband Services and Chief Marketing Officer. From January 1999 to January 2000, Mr. Smith was Vice President, Long Distance of AT&T's Consumer Services Division, where he was responsible for

AT&T's consumer long distance strategy and marketing. From 1994 to January 1999, Mr. Smith held various positions with GTE Wireless, most recently Vice President of Sales, where he was responsible for all sales, distribution and gross margin. Mr. Smith holds a B.S. degree in economics and political science from Middle Tennessee State University, and an M.B.A. degree from the University of Chicago. Mr. Smith will be leaving Excite@Home in July 2001.

   Mark C. Stevens has served as Executive Vice President, Corporate and Business Development since joining Excite@Home in May 1999, and he served in the same capacity at Excite from January 1999 until May 1999. From 1983 until January 1999, he was in private practice with the Silicon Valley law firm of Fenwick & West LLP, where he had been a partner since 1989. Mr. Stevens holds a B.S. degree in mathematics from Santa Clara University, and a J.D. degree from Northwestern University.

   Jim Brelsford has served as Senior Vice President, Corporate and Business Development since joining Excite@Home in July 2000. From October 1998 to July 2000, he was managing partner of Perkins Coie's Silicon Valley and San Francisco offices, where his practice focused on Internet start ups, mature Internet companies and Fortune 500 companies moving online. From January 1997 to October 1998, he was a partner at Hosie Wes Sacks & Brelsford, and from 1987 to January 1997 he was a partner at Steinhart & Falconer in San Francisco. Mr. Brelsford holds a B.A. degree from the University of Alaska and a J.D. degree from the University of California at Davis.

   Leilani T. Gayles joined Excite@Home in October 1997 and currently serves as Senior Vice President, Human Resources. From October 1995 to October 1997, she was a human resources consultant to a variety of companies. From February 1985to June 1995, she held various management positions at Silicon Graphics, most recently Vice President, Human Resources. Ms. Gayles holds a B.S. degree in organizational behavior from the University of San Francisco.

   Milo S. Medin co-founded Excite@Home in June 1995, has served as Chief Technology Officer since March 1998, and served as Vice President, Networks from June 1995 until March 1998. From 1985 to June 1995, he held various positions at the NASA Ames Research Center, where he was responsible for a variety of wide area networking projects, including the use of Internet technology to interconnect NASA facilities and researchers. Mr. Medin studied computer science at the University of California at Berkeley.

   Megan Pierson has served as Senior Vice President and General Counsel since joining Excite@Home in September of 2000. From 1997 to 2000, she was employed with AirTouch Communications, Inc. and Vodafone AirTouch plc, serving as Vice President, General Counsel of the US/Asia Pacific operations from 1999 to 2000. From 1986 until 1996, she was in private practice with Pillsbury Madison & Sutro LLP where she had been a partner since 1994. Ms. Pierson holds a B.A. degree from Stanford University and a J.D. degree from the University of Southern California.

Executive Compensation

   The following table provides compensation awarded to, earned by or paid for services rendered to Excite@Home in all capacities during 1998, 1999 and 2000 by our former Chief Executive Officer and our four other most highly compensated executive officers who earned at least $100,000 in 2000 and who were serving as executive officers at the end of 2000. All share figures have been adjusted to reflect the two-for-one dividend on our common stock in June 1999.

                           Summary Compensation Table

                                        Annual               Long-Term
                                     Compensation       Compensation Awards
                                   ----------------- --------------------------
                                                     Securities
                                             Annual  Underlying    All Other
Name and Principal Position   Year  Salary   Bonus    Options   Compensation(1)
---------------------------   ---- -------- -------- ---------- ---------------
George Bell.................. 2000 $368,750 $ 66,000 1,091,865      $   411
 Former President, Chief
  Executive Officer and       1999  145,833  101,250   200,000          104
 Chairman of the Board        1998      --       --        --           --

Mark A. McEachen(2).......... 2000  164,400  140,000   775,000       47,321 (3)
 Executive Vice President and 1999      --       --        --           --
 Chief Financial Officer      1998      --       --        --           --

Mark O'Leary................. 2000  241,298  130,000   488,333          777
 Executive Vice President,
  Commercial                  1999      --       --        --           --
 Broadband Services           1998      --       --        --           --

Byron Smith.................. 2000  270,591   98,000   716,667       67,642 (4)
 Executive Vice President,
  Consumer Broadband          1999      --       --        --           --
 Services and Chief Marketing
  Officer                     1998      --       --        --           --

Mark Stevens................. 2000  292,708   35,750   469,944          411
 Executive Vice President,
  Corporate and               1999  125,000   65,625   605,998          104
 Business Development         1998      --       --        --           --

--------
(1) Represents life insurance premiums paid by Excite@Home unless otherwise noted.
(2) Mr. McEachen joined Excite@Home in July 2000.
(3) Includes $47,018 for housing assistance.
(4) Includes a housing and relocation allowance of $67,154.

Stock Option Grants in 2000

   The following table provides information regarding each stock option grant during 2000 to the executive officers named in the Summary Compensation Table above. Each option included in the following table was granted at an exercise price equal to the fair market value of our Series A common stock on the date of grant. Except as otherwise noted below, each option vests at a rate of 2.083% of the underlying shares per month over a period of four years, and each option has a term of ten years, subject to earlier termination within 90 days after the termination of the optionee's employment or consultancy relationship with us. The percent of total options granted is based on an aggregate of 51,641,502 options that we granted to our employees during 2000.

                                     Individual Grants
                         -------------------------------------------  Potential Realizable
                                      Percentage                        Value at Assumed
                         Number of     of Total                      Annual Rates of Stock
                           Shares      Options   Exercise            Price Appreciation for
                         Underlying   Granted to  Price                   Option Term
                          Options     Employees    Per    Expiration ----------------------
Name                      Granted      in 2000    Share      Date        5%         10%
----                     ----------   ---------- -------- ---------- ---------- -----------
George Bell.............  691,865(1)     2.1%     $16.56   04/24/10  $7,206,512 $18,262,717
                          400,000                  13.56   08/16/10   3,411,753   8,646,053

Mark A. McEachen........  700,000(2)     1.5       13.37   07/28/10   5,888,026  14,921,414
                           75,000                  10.13   10/24/10     477,567   1,210,248

Mark O'Leary............  150,000(3)     0.9       35.63   01/12/10   3,360,656   8,516,561
                           40,000                  33.38   02/14/10     839,574   2,127,646
                           83,333(1)               16.56   04/24/10     868,002   2,199,688
                          115,000                  16.56   04/24/10   1,197,848   3,035,581
                          100,000                  10.13   10/24/10     636,756   1,613,664

Byron Smith.............  200,000(3)     1.4       35.63   01/12/10   4,480,874  11,355,415
                           50,000                  33.38   02/14/10   1,049,468   2,659,558
                          116,667(1)               16.56   04/24/10   1,215,211   3,079,584
                          250,000                  16.56   04/24/10   2,604,017   6,599,090
                          100,000(4)               10.13   10/24/10     636,756   1,613,664

Mark Stevens............   35,000        0.9       37.13   01/11/10     817,170   2,070,869
                          184,944(1)               16.56  04/ 24/10   1,926,389   4,881,848
                          150,000                  18.25   06/16/10   1,721,599   4,362,870
                          100,000                  10.13   10/24/10     636,756   1,613,664

--------
(1) This option, which was granted as part of Excite@Home's supplemental option grant program, vested as to 16.667% of the underlying shares in October 2000, and vests as to 3.333% of the shares each month thereafter for thirty months.
(2) This option vested as to 25% of the underlying shares on the date of grant and as to 2.083% of the shares each month for three years beginning on the first anniversary of the grant.
(3) These options vest as to 25% of the underlying shares on the first anniversary of the date of grant and as to 2.083% of the shares each month over the next three years.
(4) This option will continue to vest monthly over four years notwithstanding Mr. Smith's impending departure from Excite@Home in July 2001, and will terminate 90 days after this option becomes 100% vested.

   Potential realizable values are calculated based on the assumption that the fair market value of the stock on the date of grant appreciates at the annual rates shown over each year of the ten-year term of the option, less the exercise price per share and before taxes. Stock price appreciation assumptions of 5% and 10% are required by the rules of the Securities and Exchange Commission, and do not represent our estimates or projections of our future stock prices. Actual gains, if any, on stock option exercises are dependent on future performance of our Series A common stock and overall market conditions. The potential realizable values shown in this table may never be achieved.

   In April 2001, we granted an option to purchase 1,350,000 shares at an exercise price of $4.07 per share to Patti S. Hart, our new Chief Executive Officer. This option vested as to 337,500 shares on her start date and as to 2.083% each month over three years beginning on April 16, 2002.

Aggregated Option Exercises in 2000 and Year-End Option Values

   The following table provides information concerning stock option exercises by each of the executive officers named in the Summary Compensation Table above during the fiscal year ended December 31, 2000 and information concerning unexercised options held by these officers at the end of 2000. The value realized represents the difference between the deemed fair value of our Series A common stock used by us for accounting purposes and the exercise price of the option. The value of unexercised in-the-money options, which in each case is zero, is based on the closing price of our Series A common stock on December 31, 2000 of $5.53 per share, minus the exercise price, multiplied by the number of shares issuable upon exercise of the option.

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                               Options at December 31,   In-the-Money Options at
                           Shares                       2000                December 31, 2000
                         Acquired on  Value   ------------------------- -------------------------
Name                      Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
George Bell.............     --        --      1,680,397    1,642,896       --           --
Mark A. McEachen........     --        --        178,125      596,875       --           --
Mark O'Leary............     --        --         50,464      437,869       --           --
Byron Smith.............     --        --         82,177      634,490       --           --
Mark Stevens............     --        --        246,351      725,925       --           --

   We did not pay any compensation intended to serve as incentive for performance to occur over a period longer than one year pursuant to a long-term incentive plan to any named executive officer during 2000. We do not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service with any of the named executive officers.

2000 Equity Incentive Plan

   In January 2000, our board of directors adopted our 2000 Equity Incentive Plan and reserved 2,000,000 shares of our Series A common stock for issuance under this plan. This plan has been designed to meet the "broadly based plans" exemption from the stockholder approval requirement for stock options under the Nasdaq National Market listing requirements. The terms of the plan are substantially similar to the terms of our 1997 Equity Incentive Plan, except that this plan does not provide for grants of incentive stock options that qualify under Section 422 of the Internal Revenue Code, and that no more than 49% of the shares reserved for grant under this plan may be issued to the Chief Executive Officer, executive vice presidents, senior vice presidents and vice presidents of Excite@Home.

Employment and Severance Agreements

   Employment Agreement with Patti S. Hart. In April 2001, we entered into an employment agreement with Patti S. Hart to become our Chief Executive Officer and Chairman of the Board of Directors. The agreement established Ms. Hart's initial annual base salary at $550,000 and provides for bonuses of up to $412,500 per year, based on the achievement of performance objectives agreed to between Ms. Hart and our board of directors. Ms. Hart will also receive an additional bonus payment of $1,000,000 to be paid in three installments over the next 18 months. The term of the agreement is four years. In addition, the agreement provides that we will grant Ms. Hart an option to purchase 1,350,000 shares of our Series A common stock at the closing price on the Nasdaq National Market on April 20, 2001. We will provide Ms. Hart with a standard benefits package, including executive bonuses, stock purchases, stock options, health and vacations, during the term of her employment. The agreement provides that, in the event Ms. Hart is terminated without formal cause or constructively terminated, she will receive an amount equal to one year of base salary plus 100% of her target bonus, accelerated vesting of 50% of her stock options, and she will be allowed to participate in our general benefit plans for one year following the termination. If this termination without cause or constructive termination occurs within twelve months of a change in control, as long as she does not resign within 90 days after the change in control, Ms. Hart will instead receive two years of base salary plus 100% of her target bonus, accelerated vesting of 100% of her stock options, and she will be allowed to participate in our general benefit plans for two years following the termination. The agreement also restricts Ms. Hart from competing with us for a period of one year following termination of her employment with us. Ms. Hart's employment is considered an "at-will" arrangement, and therefore we or Ms. Hart may terminate the employment relationship at any time for any reason.

   Separation Agreement with George Bell. In April 2001, we entered into a separation agreement with Mr. Bell. This agreement provided that Mr. Bell would resign his position as Chief Executive Officer effective April 23, 2001 and his employment with us would terminate effective June 30, 2001. Until June 30, 2001, Mr. Bell will receive his current base salary of $400,000, will continue to receive employee benefits (other than new grants of stock option or Section 401(k) plan eligibility), and stock options held by Mr. Bell will continue to vest. In addition, each of Mr. Bell's stock options will remain exercisable until May 23, 2002. Mr. Bell will be eligible for 50% of any 2001 performance based bonus that he would have received as a Section 16 officer. The agreement also provides that Mr. Bell will be obligated to repay a $500,000 loan from the company on December 31, 2001, and we will forgive interest accrued under the loan provided Mr. Bell complies with his obligations under the separation agreement.

   Offer Letter to Mark McEachen. In June 2000, we executed an offer letter to Mark McEachen to become our Executive Vice President and Chief Financial Officer. The offer letter established Mr. McEachen's initial annual base salary at $350,000 and provides for an annual target bonus of up to 40% of his annual base salary per year, based on the achievement of company revenue, profit/loss and service level goals. This bonus was guaranteed at $140,000 for 2000. In addition, the agreement provided for the grant of an option to purchase 700,000 shares of our Series A common stock at the closing price on the Nasdaq National Market on the date of grant, which option vested as to 25% of the shares on his start date and will vest monthly over three years commencing on the first anniversary of his start date. We will provide Mr. McEachen with a standard benefits package, including executive bonuses, stock purchases, stock options, health and vacations, during the term of his employment. The offer letter also provided for a severance payment upon a change of control, which has since been superceded by the retention and severance agreement described below. The offer letter also provided that we would cover relocation expenses, offer Mr. McEachen two loans in the aggregate amount of $2 million to assist with his purchase of a residence, and provide him with a mortgage assistance payment of $2,000 per month. Mr. McEachen's employment is considered an "at-will" arrangement, and therefore we or Mr. McEachen may terminate the employment relationship at any time for any reason.

   Employment Agreement with Byron Smith. In January 2000, we executed an offer letter to Byron Smith to become our Senior Vice President, Marketing. The offer letter established Mr. Smith's initial annual base salary at $250,000 and provides for an annual target bonus of up to 40% of his annual base salary per year, based on the achievement of company revenue and profit/loss goals and customer satisfaction. This bonus was guaranteed at $48,000 for each of the first two years of his employment. The offer letter also provides for a signing bonus of $50,000. In addition, the agreement provided for the grant of an option to purchase 200,000 shares of our Series A common stock at the closing price on the Nasdaq National Market on the date of grant, which option will vest as to 25% of the shares on the first year anniversary of his start date and will vest monthly over three years commencing on the first anniversary of his start date. The offer letter also provided for the grant of an additional option to purchase 50,000 shares upon the assumption by Mr. Smith of additional contemplated responsibilities. We will provide Mr. Smith with a standard benefits package, including executive bonuses, stock purchases, stock options, health and vacations, during the term of his employment. The offer letter also provided that we would cover relocation expenses, and offer Mr. Smith two loans in the aggregate amount of $300,000 to assist with his purchase of a residence. We later agreed with Mr. Smith to offer him one loan in the aggregate amount of $400,000. Mr. Smith's employment is considered an "at-will" arrangement, and therefore we or Mr. Smith may terminate the employment relationship at any time for any reason.

   Retention and Severance Agreement with Messrs. Bell, McEachen, O'Leary, Smith and Stevens. In September 2000, we entered into retention and severance agreements with each of George Bell, Mark McEachen, Mark O'Leary, Byron Smith and Mark Stevens, as well as other executive officers. Each agreement provides that, upon an executive's termination without cause or constructive termination within two years following a change of control of Excite@Home, the executive would receive a lump sum payment equal to the executive's current base salary for one year, continue to receive coverage under our standard insurance and medical plans for one year, and executive's stock options would immediately vest and become exercisable with respect to 100% of the underlying shares. In addition, each executive's stock options would vest and become exercisable with respect to 100% of the underlying shares upon a change of control of Excite@Home if such executive's stock options are not fully assumed by the successor company. Alternatively, upon an executive's termination without cause or constructive termination otherwise than in the change of control circumstance described above, the executive would continue to receive base salary at the current rate, continue to receive coverage under our standard insurance and medical plans, and the executive's stock options would continue to vest, each for a period of one year after the termination. We also agreed to "gross up" the amounts due to each executive under this agreement to cover the amount of any excise taxes due under Sections 280G and 4999 of the Internal Revenue Code.

   The following pages contain a report of our Compensation Committee, a report of our Audit Committee and a chart titled "Company Stock Price Performance". Stockholders should be aware that under the rules of the Securities and Exchange Commission, this information is not considered to be "soliciting material", nor to be "filed", under the Securities Exchange Act of 1934. This information shall not be deemed to be incorporated by in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate this information by reference.

                      REPORT OF THE COMPENSATION COMMITTEE

   The compensation committee of the board of directors generally acts on behalf of the board to establish general compensation policies for all Excite@Home employees. The committee typically reviews base salary levels and target bonuses for the Chief Executive Officer and our other executive officers and employees annually. The committee also administers our 1997 Equity Incentive Plan, the 1997 Employee Stock Purchase Plan and the 2000 Equity Incentive Plan. The committee has delegated to the Chief Executive Officer the authority to grant stock options to non-executive employees.

General Compensation Policy

   The committee's philosophy in compensating executive officers, including the Chief Executive Officer, is to relate compensation to corporate and individual performance and customer satisfaction. Consistent with this philosophy, salary adjustments and the incentive component of executive officer compensation is determined after a review of Excite@Home's and the individual's performance for the previous year. Long-term equity incentives for executive officers consist of stock options granted under the 1997 Equity Incentive Plan and the 2000 Equity Incentive Plan. Stock options generally have value for the executive only if the price of our Series A common stock increases above the fair market value on the grant date and the executive remains in our employ for the period required for the shares to vest.

   Our Senior Vice President of Human Resources assists the committee by making available competitive executive compensation data, such as stock data, for companies with whom we compete for executive talent. Some of these companies are included in the Morgan Stanley High Technology Index, the line of business index used by us in the "Company Stock Price Performance" graph set forth in this proxy statement.

2000 Executive Compensation

   Executive compensation for 2000 included base salary, cash bonuses and stock option grants.

   Base Salary. Some executive officers received increases to their base salaries in connection with promotions or agreeing to assume additional responsibilities. In addition, several executive officers received merit-based increases to their base salaries based on individual performance as part of our employee performance review process. Merit-based increases were granted on the recommendation of the Chief Executive Officer in recognition of the significant individual contributions of these executives, and taking into consideration the goal of executive retention and a review of executive compensation information of a select competitive list of companies representing both the industries and locations in which we have employees. Although we do not use a specific formula to set pay in relation to this market data, we generally target an executive officer's cash compensation at the 50th percentile of the market and that executive officer's total compensation, including stock option holdings, at the 75th percentile of the market (see discussion below).

   Cash Bonuses. Cash bonuses consisted of three elements: (1) guaranteed bonuses, (2) executive plan bonuses and (3) discretionary bonuses. Several executive officers received bonuses that were guaranteed under the terms of their offer letters from Excite@Home. Our 1998 Executive Bonus Plan, as amended, provided for target bonuses for executive officers based on a formula which took into account whether Excite@Home met revenue (40% of award), earnings (40% of award) and network performance (20% of award) targets for the year. The target amounts ranged from 20% to 60% of the base salaries for our executive officers. Because Excite@Home did not satisfy the targets for any of these three metrics during 2000, executive officers did not receive any bonuses under this plan for 2000. However, we did award discretionary bonuses to each executive officer other than those that received guaranteed bonuses. These discretionary bonuses, which generally consisted of 28% but ranged up to 73% of the executive officer's target bonus under the Executive Bonus Plan, were based on the achievement of business unit or departmental objectives.

   Stock Option Grants. We granted stock options to executive officers in four general categories: (1) periodic focal grants, (2) performance incentive grants, (3) supplemental stock option grant program, and (4) grants to new hires. Periodic focal grants are generally awarded to all employees, including executive officers, as part of our employee performance review process. Focal grant options were granted on the recommendation of the Chief Executive Officer in recognition of the significant individual contributions of these executives, and taking into consideration the number of vested shares and competitive market data (discussed above) to support executive retention. Performance incentive grants were granted to select members of executive officers for retention purposes. In April 2000, we granted each employee, including executive officers, additional stock options based on the number of options that the employee held at that time and the exercise price of those options. Finally, we granted stock options to several executive officers who joined Excite@Home during 2000 as a component of their offer of employment.

   The following table sets forth the number of stock options granted to executive officers during 2000 under each of the above categories:

                                                          Number of
                                                          Executive
                                                Number of Officers   Exercise
                                                 Options   Granted   Price Per
Type/Date of Grant                               Granted   Options     Share
------------------                              --------- --------- -----------
Focal Grants
 June 16, 2000.................................   300,000      3         $18.25
 October 24, 2000..............................   625,000      7          10.13
Supplemental Grant Program on April 24, 2000... 1,704,116      8          16.56
Performance Incentive Grants
 January 11, 2000..............................   660,000      6          37.13
 April 24, 2000................................   365,000      2          16.56
 August 16, 2000...............................   400,000      1          13.56
New Hire Grants................................ 1,615,000      5    13.38-35.63

   The exercise price for each of these options is equal to the closing sale prices for our Series A common stock on the Nasdaq National Market on the dates of grant. Focal grant stock options and performance incentive stock options generally vest and become exercisable on a monthly basis over the four years following the date of grant. Some of the performance incentive stock options vested on a monthly basis over a two-year period following the date of grant. The supplemental stock options granted on April 24, 2000 generally vest and become exercisable as to 16.7% of the shares in October 2000 and as to the remaining shares on a monthly basis over the next 30 months. New hire stock options generally vest and become exercisable as to 25% of the shares on the first anniversary of the date of grant, and as to the remaining shares on a monthly basis over the next three years, subject to some individually negotiated exceptions and provisions for acceleration upon termination or a change of control of Excite@Home.

Compensation of Chief Executive Officer

   Mr. Bell, our former Chief Executive Officer, joined Excite@Home in May 1999 and served as our Chief Executive Officer from January 2000 until April 2001. Mr. Bell began 2000 with an annual salary rate of $350,000 and a target bonus equal to 50% of his base salary. In August 2000, the committee increased
Mr. Bell's salary to $400,000 with a target bonus amount equal to 60% of base salary in recognition of his expanded role within the company. In February 2001, the compensation committee solicited input from our board members concerning Mr. Bell's performance as part of the process of determining his bonus for 2000. As most of our board members represent our major customers and investors, the committee carefully evaluated this input in assessing Mr. Bell's performance. Based on this input, and based on the performance of Excite@Home in partially meeting profit and loss, subscriber growth and network performance objectives during 2000, the committee awarded Mr. Bell a bonus of $66,000 for 2000. In addition, Mr. Bell received a stock option to purchase 400,000 shares at an exercise price of $13.56 per share in August 2000. This stock option vested and became exercisable on a monthly basis over 4 years, and vesting was accelerated as to 41,250 of the shares due to the achievement of individual and corporate performance metrics.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

   We intend to comply with the requirements of Section 162(m) of the Internal Revenue Code. Our 1997 Equity Incentive Plan is already in compliance with
Section 162(m) by limiting stock awards to named executive officers. We do not expect cash compensation for 2000 for any executive officer to exceed $1,000,000 for any individual. In addition, the 2000 Equity Incentive Plan is not in compliance with Section 162(m).

                                          COMPENSATION COMMITTEE

                                          C. Michael Armstrong
                                          William R. Hearst III

                             AUDIT COMMITTEE REPORT

   The audit committee's purpose is to assist the board of directors in fulfilling its fiduciary duties by reviewing the financial information that will be published, the system of internal controls established by management and the board, and the internal and external audit processes. The audit committee monitors the independence and objectivity of the company's independent auditors, the appropriateness of accounting policies and the adequacy of financial disclosures to stockholders. The audit committee operates pursuant to a charter approved by the board of directors in June 2000. A copy of the current audit committee charter is attached to this proxy statement as Annex B.

   Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, currently Ernst & Young LLP, are responsible for performing an annual independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. The audit committee members discussed with Ernst & Young LLP the overall scope and plans for its audit. The audit committee meets with the internal and independent auditors, with and without management present, to discuss the results of their audits, their evaluations of our internal controls and the overall quality of our financial reporting.

   The board of directors approved the inclusion of the audited financial statement in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The audit committee did not make a separate recommendation. In performing their oversight role, the audit committee members subsequently reviewed and discussed the audited financial statements with management and Ernst & Young LLP. The committee members also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The committee members received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee members also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the auditors' independence and has discussed auditors' independence with Ernst & Young LLP. The board of directors, including the members of the audit committee, recommended the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year 2001 to replace Ernst & Young LLP. This change of auditors is subject to stockholder approval, and if approved the change would take place during the third quarter of 2001.

   The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of Excite@Home's consolidated financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact "independent" as required by the Nasdaq National Market.

                                          AUDIT COMMITTEE

                                          William R. Hearst III
                                          Edward S. Rogers

                        COMPANY STOCK PRICE PERFORMANCE

   The graph below compares the cumulative total stockholder return on our Series A common stock, the Nasdaq Stock Market--Composite Index and the Morgan Stanley High Technology Index. Cumulative total stockholder return represents share value appreciation through December 31, 2000, assuming the investment of $100 in the Series A common stock of Excite@Home at the initial public offering price of $5.25 per share on July 11, 1997 and in each of the other indexes on the same date, and reinvestment of all dividends.

   The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our common stock.

                              [PERFORMANCE GRAPH]

             The above graph was plotted using the following data:

                                               Nasdaq Stock     Morgan Stanley
                                At Home      Market--Composite  High Technology
                              Corporation          Index             Index
                           ----------------- ----------------- -----------------
                           Market Investment        Investment        Investment
                           Price    Value    Index    Value    Index    Value
                           ------ ---------- ------ ---------- ------ ----------
07/11/97.................. $ 5.25    $100    $1,495    $100    $  461    $100
12/31/97.................. $12.56    $239    $1,570    $105    $  447    $ 97
12/31/98.................. $37.13    $707    $2,193    $146    $  874    $190
12/31/99.................. $42.88    $816    $4,069    $271    $1,842    $400
12/31/00.................. $ 5.53    $105    $2,471    $165    $  668    $145

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   L. John Doerr, David M. Woodrow, and Messrs. Armstrong and Hearst served as members of the compensation committee at varying times during 2000. None of the members of our compensation committee was an officer or employee of Excite@Home during 2000. Mr. Hearst was formerly Chief Executive Officer of Excite@Home. Mr. Armstrong is currently Chairman of the Board and Chief Executive Officer of AT&T. None of our executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Agreements with AT&T

   Letter of Agreement. In April 2001, we entered into a non-binding Letter of Agreement with AT&T. The letter agreement contemplated two primary transactions: (1) an outsourcing arrangement under which AT&T would provide us with engineering and operations services, and (2) replacement of the backbone capacity agreement that we entered into with AT&T in December 1998 with a 20-year lease pursuant to which AT&T would provide us with network services. The letter agreement provided that, under the latter arrangement, AT&T would pay us the greater of $75 million or the fair market value of the backbone agreement, not to exceed $85 million, upon the execution of the lease. We would make payments to AT&T equal to the 20-year monthly amortization of the amount paid by AT&T upon execution of the lease, at 8% per year. Based on a payment of $75 million, our payments to AT&T would be approximately $630,000 per month over the course of the lease. The lease would contain the same essential terms as the existing backbone agreement. In June 2001, we announced that we and AT&T had decided to negotiate an alternative transaction, to take the place of the outsourcing arrangement, under which we and AT&T would develop and design an enhanced network performance plan. As part of the transaction to be negotiated, AT&T would provide consulting and support services on commercially reasonable, arms-length terms. AT&T would assist us in implementing an updated network plan to augment performance levels in our network. These transactions are subject to several conditions, including approval by the independent directors of Excite@Home, any required governmental approvals and completion of definitive documentation by June 16, 2001.

   Joint Offer Agreement with AT&T. In February 2001, we entered into an agreement with AT&T to jointly develop and offer dedicated Internet protocol network access services, at specified network performance and reliability levels, to Internet content providers. AT&T Business Services would be the primary channel for distributing these services to these content providers. Depending on the success of the joint offer, we may receive revenues under this agreement in excess of $14 million in 2001 and $27 million in 2002. However, the joint offer may not be successful, or this agreement may be terminated by either party, in which case the revenues we receive under this agreement could be significantly less. The term of this agreement is two years, subject to earlier termination by either party without penalty.

   Blue Mountain/AT&T Prepaid Phone Card Promotion Agreement. In December 2000, Blue Mountain Arts, a subsidiary of Excite@Home, entered into a promotion agreement with AT&T under which AT&T prepaid phone cards are distributed as an attachment to Blue Mountain's virtual greeting cards. Under the agreement, AT&T will pay Blue Mountain Arts a fee of $300,000 for media promotion of the prepaid phone cards in the form of banner ads, commissions ranging from 10-20% of quarterly gross revenues associated with the purchase of prepaid calling cards by Blue Mountain users and an incentive bonus payment of up to $800,000. AT&T will also allocate up to 10% of its quarterly gross revenues generated from the purchase of prepaid phone cards by Blue Mountain users to purchase additional banner ads from Blue Mountain Arts promoting the cards. The term of the agreement is one year, and is automatically renewable unless terminated by either party.

   AT&T Broadband Choice Trial Agreement. In October 2000, we entered into an agreement with AT&T Broadband to participate in a technology trial in Boulder, Colorado to demonstrate and test new routing technologies, provisioning systems, client interfaces and operating models. Under this agreement, we will provide the @Home service free of charge to those customers who select us as their ISP, network and technical elements in connection with the trial and customer support services. No fees are being charged under this agreement by either party. The agreement terminates upon completion of the trial, which is expected to be between three and six months from the effective date of the agreement.

   AT&T Master Agreement. In September 2000, we entered into an agreement with AT&T under which AT&T is providing us with high-speed fiber optic network facilities providing dedicated transport capacity locally, internationally and between AT&T central offices, as well as multiplexing functions and access coordination functions. This agreement was amended in November 2000 to include high-speed digital network services and dedicated entrance facilities. We are obligated to make minimum annual payments for network services under this agreement of $17 million during the first year of this agreement, $23 million during the second year, and $28 million during the third year. If we terminate this agreement before the end of the third year, we will be obligated to pay AT&T a termination charge equal to 50% of the unsatisfied minimum payment obligation for each remaining year under the agreement. Individual service components ordered under this agreement have circuit terms between one and five years. We may be liable for termination charges for early termination of individual circuits services under this agreement. This agreement was amended again in January 2001 to cover the provision of remote Internet access services, including local dial-up access and ISDN access (payments for these services are not applied against the minimum annual payment obligation described above).

   Joint Development Agreement. We entered into a joint development agreement with AT&T, effective as of July 2000, under which we will design and create wireless functionality and applications in accordance with a joint development plan with AT&T Labs. This joint development plan encompasses content distribution via instant messaging and email, voice access to Excite content services, and location-based content services. AT&T Labs is obligated to pay us approximately $1.4 million, plus travel or living expenses for eight full time employees, under this agreement. The term of the agreement is one year.

   Professional Services Agreement with AT&T. In April 2000, we entered into a Professional Services Agreement to retain AT&T Solutions Inc., a subsidiary of AT&T, to assist us with various projects relating to our network infrastructure including email stabilization support, HVAC/power stabilization support, operations planning and staff augmentation for server administration and network management, the preparation of a service level agreement regarding measurement of network performance metrics, and the review of possible outsourcing options. These projects were completed during 2000. Total fees under the agreement totaled approximately $1.0 million.

   Mobile Channel Agreement with AT&T Wireless. In March 2000, we entered into an agreement with AT&T Wireless to provide Excite@Home content and mobile applications to subscribers of AT&T Wireless' PocketNet Service. Under the agreement, AT&T Wireless will offer Excite@Home content on the PocketNet Service and will create an "Excite@Home Mobile" channel on the PocketNet Service, and we will provide mobile format applications and content for use on the PocketNet service and will promote the PocketNet Service on our www.excite.com website. Under the agreement, AT&T Wireless will pay us 5% of gross data subscription revenue from PocketNet subscribers who are either generated through Excite@Home or set their default channel as the Excite@Home Mobile channel, subject to limited subscription requirements. We will pay AT&T Wireless 5% of any gross advertising revenue received by us which is generated through the PocketNet Service, as well as 20% of any such gross revenue from ecommerce and premium services generated through the PocketNet Service. AT&T paid $500,000 for advertising services from us to promote the launch of the Excite Mobile channel on the PocketNet Service. The term of this agreement is two years, with automatic renewal for additional one-year periods unless either party gives notice of termination to the other.

   Backbone Capacity Agreement with AT&T. In December 1998, we entered into an agreement with AT&T to create a nationwide network utilizing AT&T's backbone to support broadband services throughout North America on a cost-effective basis. Under this agreement, we paid AT&T fees of $48.2 million in 2000, and we are obligated to pay recurring maintenance fees, which totaled approximately $1 million in 2000, over the 20-year term of the agreement. As described above, this agreement may be replaced by a 20-year capacity lease pursuant to the letter agreement that we signed in April 2001.

Letter Agreement and Term Sheets with AT&T, Comcast and Cox

   In March 2000, we entered into a letter agreement and term sheets with AT&T, Comcast and Cox. Among other things, this agreement provided for an extension of our relationship with AT&T until June 4, 2008, and an extension of our relationship with Comcast and Cox until June 4, 2006, upon the expiration of our existing master distribution agreement and local cable operator agreements beginning on June 4, 2002, and the reorganization of our corporate governance. The following is a summary of the letter agreement and term sheets. You can find more information by reviewing the agreement and term sheets in their entirety, which are filed as an exhibit to our current report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2000.

   Effect on Existing Agreements. Under the letter agreement, the existing master distribution agreement and local cable operator agreements between us and our principal cable partners remain in effect until June 4, 2002. However, Comcast or Cox may terminate the mutual exclusivity obligations of the existing master distribution agreement, or the entire master distribution agreement and the local cable operator agreements, at any time on or after June 4, 2001 by providing at least 6 months' prior written notice. The termination would take effect on the June 4 or December 4 next occurring after the expiration of the notice period. On June 1, 2001, we agreed to extend until June 18, 2001 the time for Cox and Comcast to decide whether or not to terminate their existing relationships with us effective December 4, 2001. In the event of such a termination by Comcast, any right of repurchase that applies to shares of our Series A common stock held by Comcast will lapse. Additionally, Comcast may terminate the exclusivity obligations of the existing master distribution agreement at any time if required to do so by Microsoft under an agreement between those companies, but in this event shares of our Series A common stock held by Comcast would be subject to a right of repurchase by us as provided in the existing master distribution agreement.

   Distribution Arrangements After June 4, 2002. The letter agreement provides that beginning June 4, 2002, we will provide AT&T, Comcast and Cox with platform-connectivity services used in delivering their high-speed residential Internet access services over their United States cable systems. This agreement will not prevent each cable partner from offering a choice of Internet access service providers and portals on its high-speed Internet system. Additionally, each of these cable partners will make our portal available for selection, and will display our portal prominently, on its high-speed residential Internet access start page. These cable partners have agreed not to affirmatively remarket any alternative portal to existing Excite@Home subscribers as of June 4, 2002. Each of these cable partners will pay us a marketing fee, on a "most favored nations" basis, for each new subscriber that we induce to use such cable partner's Internet access service, and we will pay a marketing fee to these cable partners for each of their Internet access subscribers that chooses our portal. In addition, AT&T and we have agreed to work together to deliver services to consumers via advanced television, narrowband initiatives and, subject to negotiation with AT&T Wireless Group, wireless services.

   Comcast or Cox may terminate the new master distribution agreement at any time on or after June 4, 2002, by providing six months' prior written notice. The termination would take effect on the June 4 or December 4 next occurring after the expiration of the notice period. Upon termination, the terminating party would forfeit all or a portion of the warrants that it received under the letter agreement, as described below. Regardless of whether Comcast or Cox terminates the existing or new master distribution agreement, Comcast and Cox each has the right to negotiate commercial arrangements with us, on a most favored nations basis so long as at least 50% of such party's broadband residential Internet access subscribers use our platform/connectivity service, or otherwise on terms reasonably comparable to those offered to other parties.

   Issuance of New Warrants and Conversion of Shares. Upon the execution of the letter agreement, we granted warrants to purchase 27.9 million shares of Series A common stock and 27.9 million shares of Series B common stock to AT&T, a warrant to purchase 25.5 million shares of Series A common stock to Comcast, and a warrant to purchase 19.2 million shares of Series A common stock to Cox. The exercise price for each of these warrants is $29.54 per underlying share. AT&T's warrants will become 100% vested and exercisable on June 4, 2002, subject to limited exceptions, and subject to volume limitations on disposition of the underlying shares at a rate of 16.67% per year. Warrants issued to Comcast and Cox will vest as to 1/6 of the total shares on June 4, 2001 and as to an additional 1/12 of the shares every six months thereafter so long as the existing master distribution agreement, the letter agreement or superceding definitive agreements, as applicable, have been continuously in effect up to such date. We will also grant additional warrants for increases in homes passed, and each warrant granted by us will be subject to forfeiture based on decreases in homes passed or for failure to bring new systems in compliance with the distribution provisions of the letter agreement. We will record the fair values of these warrants in our consolidated balance sheet as the forfeiture provisions in these warrants lapse, and will amortize these amounts to operations over the terms of the new distribution agreements.

   Warrants to purchase approximately 8.9 million shares of our Series A common stock which Comcast acquired in connection with its acquisition of cable systems from Prime-Potomac, L.P., Prime-Chicago L.P., Jones Intercable Inc. and Garden State Cablevision L.P. will be amended to eliminate performance vesting conditions and will become exercisable in six-month increments over the original vesting terms of these warrants. The distribution agreements assumed by Comcast in connection with these warrants may be terminated by Comcast at the same time that it terminates the existing or new master distribution agreement.

   "Put" Rights Granted by AT&T to Comcast and Cox. Under the agreement, AT&T granted Comcast and Cox the right to sell their shares of our Series A common stock to AT&T for a minimum price of $48 per share, payable in either cash or AT&T common stock, at any time between January 1, 2001, and June 4, 2002, up to a maximum of $1.5 billion for Comcast and $1.4 billion for Cox. On January 11, 2001, Comcast and Cox notified AT&T of their intentions to exercise these put rights, and both Comcast and Cox elected to take payment in shares of AT&T stock. On May 18, 2001, AT&T, Comcast and Cox amended this agreement to provide that Comcast and Cox will retain their ownership stakes in Excite@Home, and AT&T would issue shares of AT&T common stock to Comcast and Cox.

   Corporate Governance Changes. Upon the effectiveness of these transactions, Comcast and Cox waived most of their rights under the current stockholders' agreement among those parties, us, AT&T and other Excite@Home stockholders, including the right to designate a director to our board. AT&T acquired the right to elect a majority of the directors on our board, Comcast and Cox no longer have designees on the board, and board actions now require only a simple majority vote.

   Transition and Service Level Plan. In connection with the letter agreements and term sheets, we drafted a Transition and Service Level Plan to outline how we would support Comcast and Cox under the new distribution arrangements. The plan includes an Implementation Plan under which Cox and Comcast may require us to transfer to them certain subsystems and network elements for payment in an amount equal to the assets' fair value. The plan also provides for an Exit Plan, which describes how the parties would unwind their relationship in the event Cox or Comcast elected to terminate the MDA or the new MDA. This plan further provides that we will enter into service level agreements with Comcast and Cox and we entered into these agreements in May 2001. Under these agreements, we have agreed to meet specified plant performance and network infrastructure standards and to pay each of Comcast and Cox preset and liquidated damages if we fail to achieve these network performance levels during any reporting period.

                           RELATED PARTY TRANSACTIONS

   Other than the transactions described in "Executive Compensation" and "Compensation Committee Interlocks and Insider Participation" above, employment contracts, compensatory plans or arrangements and similar arrangements not required to be reported and the transactions described below, there has not been since January 1, 2000, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

  . in which the amount involved exceeded or will exceed $60,000; and

  . in which any director, executive officer, holder of more than 5% of our common stock or any member of his or her immediate family had or will have a direct or indirect material interest.

Other Agreements with our Cable Partners

   Private Network Service Contract. In March 2001, we entered into an agreement with Cox to use Cox's FiberNet high-speed optical fiber network service to transport data from Cox's facility in El Cajon, California to AT&T's facility in San Diego. We are obligated to pay $264,000 per year for this service, which may be increased to $324,000 per year if we do not maintain service between Cox's facility in San Diego and AT&T's San Diego facility. The term of this agreement is three years, and renews automatically on a month to month basis until cancellation.

   Equipment Collocation Agreement. In January 2001, we entered into an equipment collocation agreement with Cox under which we license space in Cox's Aliso Viejo and Rancho Santa Margarita, California facilities. The license includes the use of eight racks in Rancho Santa Margarita and six racks in Aliso Viejo for the purposes of interconnecting our equipment with the telecommunications equipment of Cox. The term of the agreement is one year, and renews for successive terms of one year each unless terminated by either party. We are obligated to pay Cox $85,800 per year plus any applicable local, state or federal taxes under this agreement.

   Radio Shack Agreements with AT&T, Comcast and Cox. In October 2000, we entered into an addendum to our Strategic Alliance Agreement with Radio Shack to extend the terms of this agreement to AT&T, Comcast and Cox within their cable areas. Pursuant to this agreement, Radio Shack stores within the footprint of each respective cable partner have agreed to offer the @Home service, with self- install kits, as their exclusive broadband offering until June 2002, and as their preferred offering thereafter until December 2004, the expiration of the initial term of this agreement. These cable partners will make payments to us, and we will make payments to Radio Shack, for each subscriber to the @Home service generated under this arrangement. During 2000, we have launched this program with Comcast. We and Radio Shack will each contribute up to $2.5 million to support the initial promotion of this program, and Comcast will bear the costs of displays in each Radio Shack store.

   Set-Top Box Agreement with Cox. In May 2000, we entered into an agreement with Cox to provide services for Cox's interactive set top trial for the San Diego market. We agreed to provide Internet connectivity and content services to trial participants. We have agreed to charge Cox for connectivity through our @Work connection at cost, and we share all net premium revenue in accordance with the Master Distribution Agreement. The term of the agreement is one year.

   Sublease with Comcast. In January 2000, we entered into a sublease agreement with Comcast Online Communications, Inc., a subsidiary of Comcast, covering approximately 19,000 square feet of office space in Bala Cynwyd, Pennsylvania. Monthly rent equals $33,250 and the sublease will expire on June 30, 2003. We paid approximately $300,000 related to this sublease agreement in 2000.

   Revenues Received From and Payments Made Under Related Party Agreements Entered Into Prior To 2000. During 2000, we received revenues and made payments under the following agreements entered into prior to 2000:

     1. Master Distribution Agreement with AT&T, Comcast, Cox and
  Cablevision--We recorded revenues in 2000 for services performed by us on behalf of each of these cable partners under this agreement of approximately $430,000 from AT&T and $1.5 million from Comcast, and the revenues we recorded from Cox and Cablevision were insignificant.

     2. Agreement with TCG--This agreement has been supplanted by the AT&T Master Agreement described above. We made aggregate payments to AT&T of approximately $28 million during 2000.

     3. Set-top Device Agreement with AT&T--AT&T paid us approximately $5.7 million in 2000 under this agreement.

     4. Web Hosting Agreements with AT&T--AT&T paid us approximately $1.1 million in 2000 under these agreements.

   The terms of these agreements were described in our proxy statements for previous annual stockholders' meetings.

   Other Transactions. Additionally, during 2000, we received revenues from and made payments under other arrangements and transactions as follows:

     1. Wholesale Connectivity and Access Services and Other Miscellaneous Services--We received revenues from AT&T, Comcast and Cox of approximately $750,000, $500,000 and $650,000, respectively, for these services.

     2. Advertising Transactions with AT&T--AT&T paid us approximately $3.9 million for advertising related to MatchLogic services, and approximately $7.8 million for additional advertising services in barter transactions.

     3. Advertising Transaction with Comcast--Comcast paid us approximately $1.3 million for advertising services in a barter transaction.

     4. Telecommunications Services--We paid AT&T approximately $1.3 million for telecommunications services such as teleconferencing, private network services, long distance and wireless services.

     5. Telecommunications Network--We paid AT&T approximately $2.0 million for point-of-presence and co-location services related to our backbone network and network infrastructure.

     6. Lease Financing--We made payments to AT&T of $650,000, including principal, under lease financing arrangements.

     7. Market Development--We made payments to AT&T, Comcast and Cox of approximately $3.4 million, $6.2 million and $1.9 million respectively, for promotion and marketing of the @Home service within each respective cable partner's footprint.

     8. Web Hosting--We made payments to AT&T of $820,000 for web hosting services related to our websites.

     9. Cox Data and Telecommunications Services--We made payments to Cox of $630,000 for data transport and telecommunications services.

Agreements with our Executive Officers and Directors

   Loan to George Bell. In December 2000, we loaned $500,000 to George Bell, then our Chairman of the Board and Chief Executive Officer, to cover the amount due upon his exercise of stock options. The loan was originally due and payable in December 2004, and accrued interest at a rate of 5.79%. The loan was secured by the shares to be received upon the stock option exercises covered by this loan, pursuant to a stock pledge agreement. In April 2001, Mr. Bell entered into a severance agreement in connection with his resignation as Chairman and Chief Executive Officer. The severance agreement provides, among other things, that Mr. Bell will be obligated to repay the loan on December 31, 2001 and that we will forgive the accrued interest under the loan provided that Mr. Bell has complied with his obligations under the severance agreement.

   Loan to Mark McEachen. In August 2000, we loaned $1,500,000 to Mark McEachen, currently our Executive Vice President and Chief Financial Officer, to assist with his purchase of a residence. The loan is due and payable on August 17, 2004, and accrues interest at a rate of 6.23%. The loan is secured by all shares received upon exercise of Mr. McEachen's stock options, pursuant to a stock pledge agreement. We have agreed to forgive $375,000 of the principal amount and all unpaid interest accrued to date, as well as to compensate him for amounts he would owe as income tax for the forgiven amounts, on August 17 of each year provided that Mr. McEachen does not voluntarily terminate his employment with us or is not terminated for cause before each such date. In the event Mr. McEachen voluntarily terminates his employment with us or is terminated for cause, the loan will instead become due and payable within 90 days of the termination.

   Loan to Byron Smith. In July 2000, we loaned $400,000 to Byron Smith, currently our Executive Vice President, Consumer Broadband Services and Chief Marketing Officer, to assist with his purchase of a residence. The loan is due and payable on July 28, 2004, and accrues interest at a rate of 6.51%. The loan is secured by a second deed of trust on the residence purchased with the proceeds from the loan. We have agreed to forgive $100,000 of the principal amount and all unpaid interest accrued to date on July 28 of each year provided that Mr. Smith does not voluntarily terminate his employment with us or is not terminated for cause before each such date. In the event Mr. Smith voluntarily terminates his employment with us or is terminated for cause, the loan will instead become due and payable within 90 days of the termination.

   Loan to Mark Stevens. In March 1999, Excite loaned $1,000,000 to Mark Stevens, currently our Executive Vice President of Business Development. We assumed the right to repayment under this loan in connection with our acquisition of Excite in May 1999. The loan bore interest at an average annual rate of 4.66%. Mr. Stevens repaid the remaining amount due under this loan in January 2000.

   Indemnification agreements with directors and executive officers. We have entered into indemnification agreements with certain of our directors and executive officers, including some that began serving as directors or executive officers within the past year. These agreements provide the maximum indemnity available to them under Section 145 of the Delaware General Corporation Law and under our bylaws, as well as certain additional procedural protections. These agreements provide generally that we will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be indemnified, and require us to indemnify such individuals to the fullest extent permitted by law.

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

                             STOCKHOLDER PROPOSALS

   Stockholder proposals for inclusion in our proxy statement and form of proxy relating to our 2002 annual meeting of stockholders must be received no later than December 15, 2001. Stockholders wishing to bring a proposal before the 2001 annual meeting of stockholders (but not include it in the proxy materials for this meeting) must provide written notice of such proposal to the Secretary of Excite@Home at our principal executive offices no later than March 15, 2002.

                             AVAILABLE INFORMATION

   We will provide, without charge, upon the request of each person to whom a proxy statement is delivered, by first class mail within one business day of receipt of such request, a copy of our 2000 annual report. Requests should be directed to:

                            At Home Corporation
                            Investor Relations Department
                            450 Broadway Street
                            Redwood City, California 94063
                            (650) 556-5000

   Our 2000 annual report on Form 10-K may also be obtained through the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

                         COMPLIANCE UNDER SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16 of the Exchange Act requires our directors, executive officers, and persons and entities owning more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. These persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2000, except that Milo Medin reported one transaction required to be filed on a Form 4 in August 2000 on a Form 5, and Messrs. Gyani and Ianna filed their Forms 3 after the required due date for these forms.

                                 OTHER BUSINESS

   Our board of directors does not presently intend to bring any other business before the meeting, and, so far as we know, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

   Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares will be represented at the meeting.

                                                                         ANNEX A

      FORM OF AMENDMENT FOR PROPOSAL 1(a)--ONE-FOR-TWO REVERSE STOCK SPLIT

                          CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                              AT HOME CORPORATION
                            (a Delaware corporation)

   AT HOME CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: The name of the Corporation is At Home Corporation. The original Certificate of Incorporation of the Corporation was filed on March 28, 1995. A Fifth Amended and Restated Certificate of Incorporation was filed on May 28, 1999. A Certificate of Designation of Series A Non-Voting Preferred Stock was filed on December 13, 1999, a Certificate of Designation of Series B Non-Voting Preferred Stock was filed on February 9, 2000, a Certificate of Designation of Series C Non-Voting Preferred Stock was filed on February 9, 2000, a Certificate of Correction to the Certificate of Designation of Series B Non-Voting Preferred Stock was filed on March 31, 2000 and a Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation was filed on August 28, 2000. The name under which the Corporation was originally incorporated is "at Home Corporation."

     SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law (the "DGCL") the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Fifth Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

     THIRD: Pursuant to Section 242 of the DGCL, the text of the Fifth Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph to Article IV:

     Effective at 4:30 p.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every two (2) outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of each series of Common Stock so split that are held by a stockholder will be aggregated by such series subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share as of the effective date of the foregoing split.

   IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment
to be signed by its duly authorized officer this       day of
                    ,       and the foregoing facts stated herein are true and
correct.

                                          AT HOME CORPORATION

                                          By: _________________________________
                                             Name: Megan W. Pierson
                                             Title: Senior Vice President
                                                 and General Counsel

     FORM OF AMENDMENT FOR PROPOSAL 1(b)--ONE-FOR-THREE REVERSE STOCK SPLIT

                          CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                              AT HOME CORPORATION
                            (a Delaware corporation)

   AT HOME CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: The name of the Corporation is At Home Corporation. The original Certificate of Incorporation of the Corporation was filed on March 28, 1995. A Fifth Amended and Restated Certificate of Incorporation was filed on May 28, 1999. A Certificate of Designation of Series A Non-Voting Preferred Stock was filed on December 13, 1999, a Certificate of Designation of Series B Non-Voting Preferred Stock was filed on February 9, 2000, a Certificate of Designation of Series C Non-Voting Preferred Stock was filed on February 9, 2000, a Certificate of Correction to the Certificate of Designation of Series B Non-Voting Preferred Stock was filed on March 31, 2000 and a Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation was filed on August 28, 2000. The name under which the Corporation was originally incorporated is "at Home Corporation."

     SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law (the "DGCL") the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Fifth Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

     THIRD: Pursuant to Section 242 of the DGCL, the text of the Fifth Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph to Article IV:

     Effective at 4:30 p.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every three (3) outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of each series of Common Stock so split that are held by a stockholder will be aggregated by such series subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share as of the effective date of the foregoing split.

   IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment
to be signed by its duly authorized officer this       day of
                    ,       and the foregoing facts stated herein are true and
correct.

                                          AT HOME CORPORATION

                                          By: _________________________________
                                          Name: Megan W. Pierson
                                          Title: Senior Vice President and
                                              General Counsel

     FORM OF AMENDMENT FOR PROPOSAL 1(c)--ONE-FOR-FOUR REVERSE STOCK SPLIT

                          CERTIFICATE OF AMENDMENT OF
                    RESTATED CERTIFICATE OF INCORPORATION OF
                              AT HOME CORPORATION
                            (a Delaware corporation)

   AT HOME CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: The name of the Corporation is At Home Corporation. The original Certificate of Incorporation of the Corporation was filed on March 28, 1995. A Fifth Amended and Restated Certificate of Incorporation was filed on May 28, 1999. A Certificate of Designation of Series A Non-Voting Preferred Stock was filed on December 13, 1999, a Certificate of Designation of Series B Non-Voting Preferred Stock was filed on February 9, 2000, a Certificate of Designation of Series C Non-Voting Preferred Stock was filed on February 9, 2000, a Certificate of Correction to the Certificate of Designation of Series B Non-Voting Preferred Stock was filed on March 31, 2000 and a Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation was filed on August 28, 2000. The name under which the Corporation was originally incorporated is "at Home Corporation."

     SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law (the "DGCL") the Board of Directors of the Corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote as a class has approved, the amendments to the Fifth Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

     THIRD: Pursuant to Section 242 of the DGCL, the text of the Fifth Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph to Article IV:

     Effective at 4:30 p.m. Eastern Standard Time on the date of filing of this Certificate of Amendment with the Delaware Secretary of State, every four (4) outstanding shares of Common Stock of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation and the authorized shares of the Corporation shall remain as set forth in this Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; all shares of each series of Common Stock so split that are held by a stockholder will be aggregated by such series subsequent to the foregoing split and each fractional share resulting from such aggregation of each series held by a stockholder shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share as of the effective date of the foregoing split.

   IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment
to be signed by its duly authorized officer this       day of
                    ,       and the foregoing facts stated herein are true and
correct.

                                          AT HOME CORPORATION

                                          By: _________________________________
                                          Name: Megan W. Pierson
                                          Title: Senior Vice President and
                                              General Counsel

                                                                      APPENDIX B

            Charter of the Audit Committee of the Board of Directors

Overview

   The Audit Committee (the "Committee") of the Board of Directors (the "Board") of At Home Corporation (the "Company") is designated by and reports to the Board. The Committee's purpose is to assist the Board in fulfilling its fiduciary responsibilities by reviewing the financial information that will be published, the system of internal controls established by management and the Board, and the internal and external audit processes. It is the Board's principal agent in monitoring the independence and objectivity of the Company's independent auditors, the appropriateness of accounting policies and the adequacy of financial disclosures to shareholders. The Committee's functions are summarized in the Audit Committee Charter that is developed, periodically updated and approved by the Board.

Membership

   Members of the Committee shall be appointed and removed and the Chairman of the Committee shall be elected by action of the Board. As of the date this charter is adopted and until June 13, 2001, the Committee shall consist of at least two members of the Board. At least a majority of the members shall be persons who are not officers or employees of the Company or any subsidiary and who do not have any other relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As of June 14, 2001, the Committee shall consist of three or more members of the Board, with the exact number being determined by the Board. Each member of the Committee shall be "independent" as defined by the rules of The Nasdaq Stock Market, as they may be amended from time to time (the "Rules"), except as otherwise permitted by such Rules. Each member of the Committee shall have the ability to read and understand fundamental financial statements (or become able to do so within a reasonable time after joining the Committee) and at least one member shall have prior experience in accounting, financial management or financial oversight, as required by the Rules.

Authority

   The Committee is granted the authority to perform each of the specific duties enumerated in this charter and, upon the direction and approval of the Board, to investigate any activity of the Company. The Committee is empowered to retain persons having special competence as necessary to assist the Committee in fulfilling its responsibilities. However, the Committee will notify the Board of such actions and, if appropriate, receive Board approval before proceeding.

   While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company's independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and its independent auditors or to assure compliance with laws and regulations and the Company's policies and procedures.

Meetings

   The Committee shall meet at least once per quarter, either telephonically or in person, and as many additional times as the Committee deems necessary. The Committee shall review the Company's consolidated financial statements with the Company's financial staff and the external auditors prior to the public dissemination of the Company's quarterly and annual financial results. The Committee should periodically meet with the independent auditors and the director of the Company's internal auditing department, as applicable, out of the presence of management about internal controls, the fullness and accuracy of the Company's financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee. The Committee members, or the Chairman of the Committee on behalf of all of the Committee members, should communicate with management and the independent auditors on a quarterly basis in connection with their review of the Company's financial statements.

Attendance

   The Chairman may request that members of management and representatives of the independent auditors be present at meetings of the Committee. A quorum shall be constituted by two thirds of the Committee's members.

Minutes

   Minutes of each meeting are to be prepared and sent to Committee members and to directors who are not members of the Committee. The secretary of the Company will retain a copy in his or her permanent files.

Responsibilities and Duties

   The Committee will fulfill its responsibilities and duties primarily by carrying out the following activities:

1) Review and update this Charter periodically, at least annually, as conditions dictate. Submit the Charter to the Board for review and include a copy of the Charter as an appendix to the Company's proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time (currently, once every three years).

2) Review and recommend to the Board the appointment or discharge of the independent auditors selected to audit the consolidated financial statements of the Company. The independent auditors are ultimately responsible to the Board and the Committee as representatives of the stockholders. The Board and the Committee are ultimately responsible to select, evaluate and, where appropriate, replace the independent auditors.

3) Review the organization's annual financial statements:

  a) The Company's annual consolidated financial statements and related footnotes.

  b) The independent auditors' audit of the consolidated financial statements and their report thereon.

  c) Any significant changes required in the independent auditors' audit plan.

  d) Any serious difficulties or disputes with management encountered during the course of the audit.

  e) The existence of significant estimates and the rationale behind those estimates as well as the details on material accruals and reserves.

  f) Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

4) Review with financial management and the independent auditors the annual financial statements and results of the independent auditors' audit of the annual financial statements. Review with financial management and the independent auditors the results of their analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices. Review with financial management and the independent auditors any items required to be communicated in accordance with SAS 61, as amended, including their qualitative judgments about the appropriateness, not just acceptability, of accounting principles and financial disclosure practices used or proposed to be used, and, particularly, the degree of aggressiveness or conservatism of the Company's accounting principles and underlying estimates.

5) Review with financial management and the independent auditors any material items to be disclosed in each quarterly Form 10-Q and annual Form 10-K. The Committee shall request confirmation from the independent auditors that they have conducted an SAS 71 Interim Financial Review each quarter prior to the Company's filing of its Form 10-Q. The Chairman of the Committee may represent the entire Committee for purposes of these duties.

6) Review any significant internal reports to management prepared by the internal auditing department, when established, and management's response.

7) Confer with the independent auditors and the internal auditors, when established, concerning the scope of their audits of the books and records of the Company and its subsidiaries; review and approve the independent auditors' annual engagement letter; review and approve the Company's internal audit charter, when established, annual audit plans and budgets; direct the special attention of the independent auditors to specific matters or areas deemed by the Committee or the independent auditors to be of special significance; and authorize the independent auditors to perform such supplemental reviews or audits as the Committee may deem desirable.

8) Discuss with the independent auditors and management their review of the adequacy of the Company's systems of internal control over financial and accounting matters.

9) Obtain from the independent auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and review the correction of controls deemed to be deficient.

10) Provide an independent, direct communication between the Board and independent auditors.

11) Discuss with management, and the Company's independent auditors, the overall status and adequacy of management information systems and other information technology, including the significant risks related thereto and major controls over such activities.

12) Obtain advice from the independent auditors about proposed or newly issued accounting pronouncements promulgated by the SEC or FASB that could have a significant impact on the Company.

13) Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate of time subsequent to implementation of changes or improvements, as decided by the Committee.)

14) Establish, review and update periodically a Code of Ethical Conduct and monitor the establishment of a system by management to enforce this Code. Review management's monitoring of the Company's compliance with the Company's Ethical Code.

15) Discuss with management whether it has the proper review system in place to ensure that the Company's financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfies legal requirements.

16) Review the objectivity and independence of the independent auditors and receive on an annual basis from the independent auditors a formal written statement delineating all relationships between the auditors and the Company, consistent with Independence Standards Board Standard 1. The Committee shall also review the nature and scope of other professional services provided to the Company by the independent auditors and consider the relationship of such services to the auditors' independence.

17) Review, with the Company's counsel, legal compliance matters including corporate securities trading policies.

18) Review, with the Company's counsel, any legal matter that could have a significant impact on the organization's financial statements.

19) Annually prepare a report to the Company's stockholders for inclusion in the Company's annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

20) Perform any other activities consistent with the Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

      DOCUMENTS NOT INCLUDED AS PART OF THE REGISTRANT'S PROXY STATEMENT

                              AT HOME CORPORATION
                          1997 EQUITY INCENTIVE PLAN

                          As Adopted May 15, 1997 and
                  Amended on March 18, 1998, April 16, 1999,
                        April 18, 2000 and May 2, 2001


  1.   PURPOSE.  The purpose of this Plan is to provide incentives to attract,
       -------
retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company's future performance through awards of Options, Restricted Stock and Stock Bonuses. Capitalized terms not defined in the text are defined in Section 23.

  2.   SHARES SUBJECT TO THE PLAN.
       --------------------------

     2.1   Number of Shares Available.  Subject to Sections 2.2 and 18, the
           --------------------------
total number of Shares reserved and available for grant and issuance pursuant to this Plan will be 120,400,000 Shares*, less: (a) the total number of Shares issued by the Company under (i) restricted stock purchase agreements entered into prior to the Effective Date of this Plan with employees, officers, directors, consultants, independent contractors or advisors of the Company and
(ii) the Company's 1996 Incentive Stock Option Plan or 1996 Incentive Stock Option Plan No. 2 (the "Prior Plans") pursuant to the exercise of options granted on or before the Effective Date; and (b) Shares that are issuable as of the Effective Date upon exercise of options granted under the Prior Plans.

    Subject to Sections 2.2 and 18 hereof, Shares that: (a) are subject to issuance upon exercise of an option granted under the Prior Plans or under this Plan that cease to be subject to such option for any reason other than exercise of such option; (b) are subject to an award granted under restricted stock purchase agreements entered into prior to the Effective Date of this Plan with employees, officers, directors, consultants, independent contractors or advisors of the Company, the Prior Plans, or this Plan, that are forfeited or are repurchased by the Company at the original issue price; or (c) are subject to any other award granted under the Prior Plans or under this Plan that otherwise terminates without Shares being issued, will again be available for grant and issuance in connection with future Awards under this Plan.

    At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

    The sum of (a) Restricted Stock Awards, (b) Stock Bonus Awards, or (c) Options with a Purchase Price or Exercise Price, as the case may be, below Fair Market Value issued under this Plan may not exceed 20% of the total number of Shares reserved for grant and issuance pursuant to this Plan as of any date.

     2.2   Adjustment of Shares.  In the event that the number of outstanding
           --------------------
Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under this Plan, (b) the Exercise Prices of and number of Shares subject to outstanding Options, and (c) the number of Shares subject to other outstanding Awards will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions
                                            --------  -------
of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

   3.   ELIGIBILITY.  ISOs (as defined in Section 5 below) may be granted only
        ------------
to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any Parent or Subsidiary of the Company; provided such consultants, contractors and advisors


-------------------
* Reflects an increase of 13,500,000 shares on May 2, 2001.

render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No person will be eligible to receive more than 1,000,000 Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company) who are eligible to receive up to a maximum of 2,000,000 Shares in the calendar year in which they commence their employment. A person may be granted more than one Award under this Plan.

   4.   ADMINISTRATION.
        --------------

      4.1   Committee Authority.  This Plan will be administered by the
            -------------------
Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Without limitation, the Committee will have the authority to:

   (a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

   (b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

   (c) select persons to receive Awards;

   (d) determine the form and terms of Awards;

   (e) determine the number of Shares or other consideration subject to Awards;

   (f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

   (g) grant waivers of Plan or Award conditions;

   (h) determine the vesting, exercisability and payment of Awards;

   (i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

   (j) determine whether an Award has been earned; and

   (k) make all other determinations necessary or advisable for the administration of this Plan.

     4.2   Committee Discretion.  Any determination made by the Committee with
           --------------------
respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to one or more officers of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company.

   5.   OPTIONS.  The Committee may grant Options to eligible persons and will
        -------
determine whether such Options will be Incentive Stock Options within the meaning of the Code ("ISO") or Nonqualified Stock Options ("NQSOs"), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

      5.1   Form of Option Grant.  Each Option granted under this Plan will be
            --------------------
evidenced by an Award Agreement which will expressly identify the Option as an ISO or an NQSO ("Stock Option Agreement"), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

      5.2   Date of Grant.  The date of grant of an Option will be the date on
            -------------
which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

      5.3   Exercise Period.  Options may be exercisable within the times or
            ---------------
upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be
                                 --------  -------
exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company ("Ten Percent Stockholder") will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

      5.4   Exercise Price.  The Exercise Price of an Option will be determined
            --------------
by the Committee when the Option is granted and may be not less than 85% of the Fair Market Value of the Shares on the date of grant; provided that: (i) the Exercise Price of an ISO will be not less than 100% of the Fair Market Value of the Shares on the date of grant; and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 8 of this Plan.

      5.5   Method of Exercise.  Options may be exercised only by delivery to
            ------------------
the Company of a written stock option exercise agreement (the "Exercise Agreement") in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding Participant's investment intent and access to information and other matters, if any, as may be required or desirable by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

      5.6   Termination.  Notwithstanding the exercise periods set forth in the
            -----------
Stock Option Agreement, exercise of an Option will always be subject to the following:

  (a) If the Participant is Terminated for any reason except death or Disability, then the Participant may exercise such Participant's Options only to the extent that such Options would have been exercisable upon the Termination Date no later than three (3) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event, no later than the expiration date of the Options.

  (b) If the Participant is Terminated because of Participant's death or Disability (or the Participant dies within three (3) months after a Termination other than because of Participant's death or disability), then Participant's Options may be exercised only to the extent that such Options would have been exercisable by Participant on the Termination Date and must be exercised by Participant (or Participant's legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter or longer time period not exceeding five (5) years as may be determined by the Committee, with any such exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant's death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for Participant's death or Disability, deemed to be an
      NQSO), but in any event no later than the expiration date of the Options.

  (c) If a Participant is terminated for Cause, then the Participant may exercise such Participant Options only to the extent that such Options would have been exercisable upon the Termination Date no later than one
      (1) month after the Termination Date (or such shorter period as may be determined by the Committee), but in any event, no later than the expiration date of the Options. In making such determination, the Board shall give the Participant an opportunity to present to the Board evidence on his behalf. For the purpose of this paragraph, termination of service shall be deemed to occur on the date when the Company dispatches notice or advice to the Participant that his service is terminated.

      5.7    Limitations on Exercise.  The Committee may specify a reasonable
             -----------------------
minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent Participant from exercising the Option for the full number of Shares for which it is then exercisable.

      5.8    Limitations on ISO.  The aggregate Fair Market Value (determined as
             ------------------
of the date of grant) of Shares with respect to which ISO are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company, Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISO are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISO and the Options for the amount in excess of $100,000 that become exercisable in that calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date of this Plan to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISO, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

      5.9  Modification, Extension or Renewal.  The Committee may modify, extend
           ----------------------------------
or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant's rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. The Committee may reduce the Exercise Price of outstanding Options without the consent of Participants affected by a written notice to them; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 of this Plan for Options granted on the date the action is taken to reduce the Exercise Price.

      5.10  No Disqualification.  Notwithstanding any other provision in this
            -------------------
Plan, no term of this Plan relating to ISO will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under
Section 422 of the Code.

   6.  RESTRICTED STOCK.  A Restricted Stock Award is an offer by the Company to
       ----------------
sell to an eligible person Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the price to be paid (the "Purchase Price"), the restrictions to which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to the following:

      6.1   Form of Restricted Stock Award.  All purchases under a Restricted
            -------------------------------
Stock Award made pursuant to this Plan will be evidenced by an Award Agreement ("Restricted Stock Purchase Agreement") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. The offer of Restricted Stock will be accepted by the Participant's execution and delivery of the Restricted Stock Purchase Agreement and full payment for the Shares to the Company within thirty (30) days from the date the Restricted Stock Purchase Agreement is delivered to the person. If such person does not execute and deliver the Restricted Stock Purchase Agreement along with full payment for the Shares to the Company within thirty (30) days, then the offer will terminate, unless otherwise determined by the Committee.

      6.2   Purchase Price.  The Purchase Price of Shares sold pursuant to a
            --------------
Restricted Stock Award will be determined by the Committee on the date the Restricted Stock Award is granted, except in the case of a sale to a Ten Percent Stockholder, in which case the Purchase Price will be 100% of the Fair Market Value. Payment of the Purchase Price may be made in accordance with Section 8 of this Plan.

      6.3   Terms of Restricted Stock Awards.  Restricted Stock Awards shall be
            --------------------------------
subject to such restrictions as the Committee may impose. These restrictions may be based upon completion of a specified number of years of service with the Company or upon completion of the performance goals as set out in advance in the Participant's individual Restricted Stock Purchase Agreement. Restricted Stock Awards may vary from Participant to Participant and between groups of Participants. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

      6.4   Termination During Performance Period.  If a Participant is
            -------------------------------------
Terminated during a Performance Period for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Award only to the extent earned as of the date of Termination in accordance with the Restricted Stock Purchase Agreement, unless the Committee will determine otherwise.

   7.  STOCK BONUSES.
       ---------------

      7.1   Awards of Stock Bonuses.  A Stock Bonus is an award of Shares (which
            -----------------------
may consist of Restricted Stock) for services rendered to the Company or any Parent or Subsidiary of the Company. A Stock Bonus may be awarded for past services already rendered to the Company, or any Parent or Subsidiary of the Company pursuant to an Award Agreement (the "Stock Bonus Agreement") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. A Stock Bonus may be awarded upon satisfaction of such performance goals as are set out in advance in the Participant's individual Award Agreement (the "Performance Stock Bonus Agreement") that will be in such form (which need not be the same for each Participant) as the Committee will from time to time approve, and will comply with and be subject to the terms and conditions of this Plan. Stock Bonuses may vary from Participant to Participant and between groups of Participants, and may be based upon the achievement of the Company, Parent or Subsidiary and/or individual performance factors or upon such other criteria as the Committee may determine.

      7.2   Terms of Stock Bonuses.  The Committee will determine the number of
            ----------------------
Shares to be awarded to the Participant. If the Stock Bonus is being earned upon the satisfaction of performance goals pursuant to a Performance Stock Bonus Agreement, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each Stock Bonus; (b) select from among the Performance Factors to be used to measure the performance, if any; and
(c) determine the number of Shares that may be awarded to the Participant. Prior to the payment of any Stock Bonus, the Committee shall determine the extent to which such Stock Bonuses have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Stock Bonuses that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the Stock Bonuses to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

      7.3   Form of Payment.  The earned portion of a Stock Bonus may be paid
            ---------------
currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee may determine. Payment may be made in the form of cash or whole Shares or a combination thereof, either in a lump sum payment or in installments, all as the Committee will determine.

   8.  PAYMENT FOR SHARE PURCHASES.
       ----------------------------

      8.1    Payment.  Payment for Shares purchased pursuant to this Plan may be
             -------
made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

   (a) by cancellation of indebtedness of the Company to the Participant;

   (b) by surrender of shares that either: (1) have been owned by Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by Participant in the public market;

   (c) by tender of a full recourse promissory note having such terms as may be approved by the Committee and bearing interest at a rate sufficient to avoid imputation of income under Sections 483 and 1274 of the Code; provided, however, that Participants who are not employees or directors
       --------  -------
       of the Company will not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares;

   (d) by waiver of compensation due or accrued to the Participant for services rendered;

   (e) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company's stock exists:

       (1) through a "same day sale" commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an "NASD Dealer") whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

       (2) through a "margin" commitment from the Participant and a NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

   (f) by any combination of the foregoing.

       8.2  Loan Guarantees.  The Committee may help the Participant pay for
            ---------------
Shares purchased under this Plan by authorizing a guarantee by the Company of a third-party loan to the Participant.

    9. WITHHOLDING TAXES.
       ------------------

      9.1    Withholding Generally.  Whenever Shares are to be issued in
             ---------------------
satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

      9.2    Stock Withholding.  When, under applicable tax laws, a Participant
             -----------------
incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

   10.   PRIVILEGES OF STOCK OWNERSHIP.
         -----------------------------

      10.1   Voting and Dividends.  No Participant will have any of the rights
             --------------------
of a stockholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant's original Purchase Price pursuant to Section 12.

      10.2   Financial Statements.  The Company will provide financial
             --------------------
statements to each Participant prior to such Participant's purchase of Shares under this Plan, and to each Participant annually during the period such Participant has Awards outstanding; provided, however, the Company will not be required to provide such financial statements to Participants whose services in connection with the Company assure them access to equivalent information.

  11.   TRANSFERABILITY.  Awards granted under this Plan, and any interest
        ---------------
therein, will not be transferable or assignable by Participant, and may not be made subject to execution, attachment or similar process, otherwise than by will or by the laws of descent and distribution or as determined by the Committee and set forth in the Award Agreement with respect to Awards that are not ISOs. During the lifetime of the Participant an Award will be exercisable only by the Participant, and any elections with respect to an Award may be made only by the Participant unless otherwise determined by the Committee and set forth in the Award Agreement with respect to Awards that are not ISOs.

   12.   RESTRICTIONS ON SHARES.  At the discretion of the Committee, the
         ----------------------
Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase a portion of or all Unvested Shares held by a Participant following such Participant's Termination at any time within ninety (90) days after the later of Participant's Termination Date and the date Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant's Exercise Price or Purchase Price, as the case may be.

   13.   CERTIFICATES.  All certificates for Shares or other securities
         ------------
delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

   14.   ESCROW; PLEDGE OF SHARES.  To enforce any restrictions on a
         ------------------------
Participant's Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of Participant's obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant's Shares or other collateral. In connection with any pledge of the Shares, Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

   15.   EXCHANGE AND BUYOUT OF AWARDS.  The Committee may, at any time or from
         -----------------------------
time to time, authorize the Company, with the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Award previously granted with payment in cash, Shares (including Restricted Stock) or other consideration, based on such terms and conditions as the Committee and the Participant may agree.

   16.   SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.  An Award will not be
         ----------------------------------------------
effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

   17.   NO OBLIGATION TO EMPLOY.  Nothing in this Plan or any Award granted
         -----------------------
under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant's employment or other relationship at any time, with or without cause.

   18.   CORPORATE TRANSACTIONS.
         ------------------------

      18.1   Assumption or Replacement of Awards by Successor.  In the event of
             ------------------------------------------------
(a) a dissolution or liquidation of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the Awards granted under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all Participants), (c) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (d) the sale of substantially all of the assets of the Company, or (e) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, any or all outstanding Awards may be assumed, converted or replaced by the successor corporation (if any), which assumption, conversion or replacement will be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation (if any) refuses to assume or substitute Awards, as provided above, pursuant to a transaction described in this Subsection 18.1, the vesting of all Awards will accelerate and the Options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and if such Options are not exercised prior to the consummation of the corporate transaction, they shall terminate in accordance with the provisions of this Plan.

   18.2   Other Treatment of Awards.  Subject to any greater rights granted to
          -------------------------
Participants under the foregoing provisions of this Section 18, in the event of the occurrence of any transaction described in Section 18.1, any outstanding Awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

   18.3   Assumption of Awards by the Company.  The Company, from time to time,
          -----------------------------------
also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company's award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable
 ------
upon exercise of any such option will be adjusted appropriately pursuant to
Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

   19.   ADOPTION AND STOCKHOLDER APPROVAL.  This Plan will become effective on
         ----------------------------------
the date on which the registration statement filed by the Company with the SEC under the Securities Act registering the initial public offering of the Company's Series A Common Stock is declared effective by the SEC (the "Effective Date"). This Plan shall be approved by the stockholders of the Company (excluding Shares issued pursuant to this Plan), consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board. Upon the Effective Date, the Committee may grant Awards pursuant to this Plan; provided, however, that: (a) no Option may be exercised prior to
           --------  -------
initial stockholder approval of this Plan; (b) no Option granted pursuant to an increase in the number of Shares subject to this Plan approved by the Board will be exercised prior to the time such increase has been approved by the stockholders of the Company; and (c) in the event that stockholder approval of such increase is not obtained within the time period provided herein, all Awards granted hereunder will be canceled, any Shares issued pursuant to any Award will be canceled, and any purchase of Shares hereunder will be rescinded.

   20.   TERM OF PLAN/GOVERNING LAW.  Unless earlier terminated as provided
         --------------------------
herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board or, if earlier, the date of stockholder approval. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

   21.   AMENDMENT OR TERMINATION OF PLAN.  The Board may at any time terminate
         --------------------------------
or amend this Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the
--------  --------
stockholders of the Company, amend this Plan in any manner that requires such stockholder approval.

   22.   NONEXCLUSIVITY OF THE PLAN.  Neither the adoption of this Plan by the
         ---------------------------
Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

   23.   DEFINITIONS.  As used in this Plan, the following terms will have the
         -----------
following meanings:

     "Award" means any award under this Plan, including any Option, Restricted Stock or Stock Bonus.

     "Award Agreement" means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

     "Board" means the Board of Directors of the Company.

     "Cause" means the commission of an act of theft, embezzlement, fraud, dishonesty or a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committee" means the Compensation Committee of the Board.

     "Company" means At Home Corporation or any successor corporation.

     "Disability" means a disability, whether temporary or permanent, partial or total, within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exercise Price" means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

     "Fair Market Value" means, as of any date, the value of a share of the Company's Series A Common Stock determined as follows:

  (a) if such Series A Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

  (b) if such Series A Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Series A Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

  (c) if such Series A Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal;

  (d) in the case of an Award made on the Effective Date, the price per share at which shares of the Company's Series A Common Stock are initially offered for sale to the public by the Company's underwriters in the initial public offering of the Company's Series A Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

  (d) if none of the foregoing is applicable, by the Committee in good faith.

   "Insider" means an officer or director of the Company or any other person whose transactions in the Company's Common Stock are subject to Section 16 of the Exchange Act.

   "Option" means an award of an option to purchase Shares pursuant to Section
5.

   "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

   "Participant" means a person who receives an Award under this Plan.

   "Performance Factors" means the factors selected by the Committee from among the following measures to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

   (a) Net revenue and/or net revenue growth;

   (b) Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

   (c) Operating income and/or operating income growth;

   (d) Net income and/or net income growth;

   (e) Earnings per share and/or earnings per share growth;

   (f) Total shareholder return and/or total shareholder return growth;

   (g) Return on equity;

   (h) Operating cash flow return on income;

   (i) Adjusted operating cash flow return on income;

   (j) Economic value added; and

   (k) Individual confidential business objectives.

   "Performance Period" means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for Restricted Stock Awards or Stock Bonuses.

   "Plan" means this At Home Corporation 1997 Equity Incentive Plan, as amended from time to time.

   "Restricted Stock Award" means an award of Shares pursuant to Section 6.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Shares" means shares of the Company's Series A Common Stock reserved for issuance under this Plan or any other compensatory arrangement of the Company, as adjusted pursuant to Sections 2 and 18, and any successor security.

   "Stock Bonus" means an award of Shares, or cash in lieu of Shares, pursuant to Section 7.

   "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

   "Termination" or "Terminated" means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the Option agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the "Termination Date").

   "Unvested Shares" means "Unvested Shares" as defined in the Award Agreement.

   "Vested Shares" means "Vested Shares" as defined in the Award Agreement.

                              AT HOME CORPORATION
                       1997 EMPLOYEE STOCK PURCHASE PLAN

                     As Adopted May 15, 1997 and amended on
                 March 18, 1998, April 18, 2000 and May 2, 2001


   1. ESTABLISHMENT OF PLAN. At Home Corporation (the "COMPANY") proposes to grant options for purchase of the Company's Series A Common Stock to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this "PLAN"). For purposes of this Plan, "PARENT CORPORATION" and "SUBSIDIARY" (collectively, "PARTICIPATING SUBSIDIARIES") shall have the same meanings as "parent corporation" and "subsidiary corporation" in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the "CODE"). "PARTICIPATING SUBSIDIARIES" are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the "BOARD") designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an "employee stock purchase plan" under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 6,500,000* shares of the Company's Series A Common Stock are reserved for issuance under this Plan. Such number shall be subject to adjustments effected in accordance with Section 14 of this Plan.

   2. PURPOSE. The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees' sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

   3. ADMINISTRATION. This Plan shall be administered by the Compensation Committee of the Board (the "COMMITTEE"). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

   4. ELIGIBILITY. Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

       (a) employees who are not employed by the Company or Participating Subsidiaries fifteen (15) days before the beginning of such Offering Period, except that employees who are employed on the effective date of the registration statement filed by the Company with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "SECURITIES ACT") registering the initial public offering of the Company's Series A Common Stock shall be eligible to participate in the first Offering Period under the Plan;

       (b) employees who are customarily employed for twenty (20) hours or less per week;

       (c) employees who are customarily employed for five (5) months or less in a calendar year;

       (d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries; and


-------------------
* Reflects an increase of 1,500,000 shares on May 2, 2001.

       (e) individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors whether or not reclassified as common law employees, unless the Company or a Participating Subsidiary withholds or is required to withhold U.S. Federal employment taxes for such individuals pursuant to Section 3402 of the Code.

   5. OFFERING DATES. The offering periods of this Plan (each, an "OFFERING PERIOD") shall be of twenty-four (24) months duration commencing on February 15 and August 15 of each year and ending on August 14 and February 14 of each year; provided, however, that notwithstanding the foregoing, the first such Offering Period shall commence on the first business day on which price quotations for the Company's Series A Common Stock are available on the Nasdaq National Market (the "FIRST OFFERING DATE") and shall end on August 14, 1999. Except for the first Offering Period, each Offering Period shall consist of four (4) six-month purchase periods (individually, a "PURCHASE PERIOD") during which payroll deductions of the participants are accumulated under this Plan. The first Offering Period shall consist of no fewer than three Purchase Periods, any of which may be greater or less than six months as determined by the Committee. The first business day of each Offering Period is referred to as the "OFFERING DATE". The last business day of each Purchase Period is referred to as the "PURCHASE DATE". The Committee shall have the power to change the duration of Offering Periods or Purchase Periods with respect to offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period or Purchase Period to be affected.

   6. PARTICIPATION IN THIS PLAN. Eligible employees may become participants in an Offering Period under this Plan on the first Offering Date after satisfying the eligibility requirements by delivering a subscription agreement to the Company's treasury department (the "TREASURY DEPARTMENT") not later than fifteen (15) days before such Offering Date unless a later time for filing the subscription agreement authorizing payroll deductions is set by the Committee for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to the Treasury Department by such date after becoming eligible to participate in such Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a subscription agreement with the Treasury Department not later than fifteen (15) days preceding a subsequent Offering Date. Once an employee becomes a participant in an Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

   7. GRANT OF OPTION ON ENROLLMENT. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Series A Common Stock of the Company determined by dividing (a) the amount accumulated in such employee's payroll deduction account during such Purchase Period by (b) the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company's Series A Common Stock on the Offering Date (but in no event less than the par value of a share of the Company's Series A Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of the Company's Series A Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company's Series A Common Stock), provided, however, that the
                                              ---------- ---------
number of shares of the Company's Series A Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (a) the maximum number of shares set by the Committee pursuant to Section 10(c) below with respect to the applicable Purchase Date, or (b) the maximum number of shares which may be purchased pursuant to Section 10(b) below with respect to the applicable Purchase Date. The fair market value of a share of the Company's Series A Common Stock shall be determined as provided in Section 8 hereof.

   8. PURCHASE PRICE. The purchase price per share at which a share of Series A Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

       (a) The fair market value on the Offering Date; or

       (b) The fair market value on the Purchase Date.

   For purposes of this Plan, the term "FAIR MARKET VALUE" means, as of any date, the value of a share of the Company's Series A Common Stock determined as follows:

       (a) if such Series A Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

       (b) if such Series A Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Series A Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

       (c) if such Series A Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

       (d) if none of the foregoing is applicable, by the Board in good faith, which in the case of the First Offering Date will be the price per share at which shares of the Company's Series A Common Stock are initially offered for sale to the public by the Company's underwriters in the initial public offering of the Company's Series A Common Stock pursuant to a registration statement filed with the SEC under the Securities Act.

   9. PAYMENT OF PURCHASE PRICE; CHANGES IN PAYROLL DEDUCTIONS; ISSUANCE OF SHARES.

       (a) The purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant's compensation in one percent (1%) increments not less than two percent (2%), nor greater than ten percent (10%) or such lower limit set by the Committee. Compensation shall mean base salary, commissions, bonuses, and shift premiums not to exceed $250,000 per calendar year, provided however, that for purposes of determining a participant's compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Except for the first Offering Period, payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan. Payroll deductions for the first Offering Period shall commence at the end of the first full pay period following the First Offering Date.

       (b) A participant may lower (but not increase) the rate of payroll deductions during an Offering Period by filing with the Treasury Department a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing more than fifteen (15) days after the Treasury Department's receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Offering Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Treasury Department a new authorization for payroll deductions not later than fifteen (15) days before the beginning of such Offering Period.

       (c) All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

       (d) On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant's account to the purchase of whole shares of Series A Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any cash remaining in a participant's account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however that any amount remaining in such participant's account on a Purchase Date which is less than the amount necessary to purchase a full share of Series A Common Stock of the Company shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Series A Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

       (e) As promptly as practicable after the Purchase Date, the Company shall issue shares for the participant's benefit representing the shares purchased upon exercise of his or her option.

       (f) During a participant's lifetime, such participant's option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

   10.  LIMITATIONS ON SHARES TO BE PURCHASED.

       (a) No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan.

       (b) No more than two hundred percent (200%) of the number of shares determined by using eighty-five percent (85%) of the fair market value of a share of the Company's Series A Common Stock on the Offering Date as the denominator may be purchased by a participant on any single Purchase Date.

       (c) No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Not less than thirty (30) days prior to the commencement of any Offering Period, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the "MAXIMUM SHARE AMOUNT"). Until otherwise determined by the Committee, there shall be no Maximum Share Amount. In no event shall the Maximum Share Amount exceed the amounts permitted under Section 10(b) above. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. Once the Maximum Share Amount is set, it shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

       (d) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant's option to each participant affected thereby.

       (e) Any payroll deductions accumulated in a participant's account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

   11.  WITHDRAWAL.

       (a) Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Treasury Department a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time at least fifteen (15) days prior to the end of an Offering Period.

       (b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth above for initial participation in this Plan.

       (c) If the purchase price on the first day of any current Offering
Period in which a participant is enrolled is higher than the purchase price on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant's account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period. A participant does not need to file any forms with the Company to automatically be enrolled in the subsequent Offering Period.

   12. TERMINATION OF EMPLOYMENT. Termination of a participant's employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, immediately terminates his or her participation in this Plan. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

   13. RETURN OF PAYROLL DEDUCTIONS. In the event a participant's interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall promptly deliver to the participant all payroll deductions credited to such participant's account. No interest shall accrue on the payroll deductions of a participant in this Plan.

   14. CAPITAL CHANGES. Subject to any required action by the stockholders of the Company, the number of shares of Series A Common Stock covered by each option under this Plan which has not yet been exercised and the number of shares of Series A Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the "RESERVES"), as well as the price per share of Series A Common Stock covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Series A Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Series A Common Stock) or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Series A Common Stock subject to an option.

   In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that the options under this Plan shall terminate as of a date fixed by the Committee and give each participant the right to exercise his or her option as to all of the optioned stock, including shares which would not otherwise be exercisable. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, each option under this Plan may be assumed or an equivalent option may be substituted by such successor corporation or a parent or subsidiary of such successor corporation. In the event such surviving corporation refuses to assume or substitute options under this Plan, (i) this Plan will terminate upon the consummation of such transaction, unless otherwise provided by the Committee and (ii) the Committee may declare that the options under this Plan shall terminate as of a date fixed by the Committee and give each participant the right to exercise his or her option as to all of the optioned stock. If the Committee makes an option fully exercisable in the event of a merger, consolidation or sale of assets, the Committee shall notify the participant that the option shall be fully exercisable for a certain period, and the option and this Plan will terminate upon the expiration of such period.

   The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Series A Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Series A Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

   15. NONASSIGNABILITY. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

  16. REPORTS. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

  17. NOTICE OF DISPOSITION. Each participant shall notify the Company if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the "NOTICE PERIOD"). Unless such participant is disposing of any of such shares during the Notice Period, such participant shall keep the certificates representing such shares in his or her name (and not in the name of a nominee) during the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

  18. NO RIGHTS TO CONTINUED EMPLOYMENT. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee's employment.

   19. EQUAL RIGHTS AND PRIVILEGES. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an "employee stock purchase plan" within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This
Section 19 shall take precedence over all other provisions in this Plan.

   20. NOTICES. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

   21. TERM; STOCKHOLDER APPROVAL. After this Plan is adopted by the Board, this Plan will become effective on the date that is the First Offering Date (as defined above). This Plan shall be approved by the stockholders of the Company, in any manner permitted by applicable corporate law, within twelve (12) months before or after the date this Plan is adopted by the Board. No purchase of shares pursuant to this Plan shall occur prior to such stockholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time),
(b) issuance of all of the shares of Series A Common Stock reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this Plan by the Board.

   22.  DESIGNATION OF BENEFICIARY.

       (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under this Plan in the event of such participant's death subsequent to the end of an Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under this Plan in the event of such participant's death prior to a Purchase Date.

       (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant's death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

   23.  CONDITIONS UPON ISSUANCE OF SHARES; LIMITATION ON SALE OF SHARES.
Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

   24. APPLICABLE LAW. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

   25. AMENDMENT OR TERMINATION OF THIS PLAN. The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 21 hereof within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would:

       (a) increase the number of shares that may be issued under this Plan; or

       (b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

PROXY                                                              CONFIDENTIAL,
                             AT HOME CORPORATION                    FOR USE OF
                             450 BROADWAY STREET                    COMMISSION
                           REDWOOD CITY, CA 94063                      ONLY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Patti S. Hart and Mark A. McEachen, or either of them, as proxies each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of At Home Corporation ("Excite@Home") held of record by the undersigned on May 25, 2001, at the annual meeting of stockholders of Excite@Home to be held on July 24, 2001, and at any adjournment or postponement thereof.

This proxy, when properly executed and returned in a timely manner, will be voted at this annual meeting and any adjournment or postponement thereof in the manner described herein. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS AND IN THEIR DISCRETION ON ANY OTHER BUSINESS MATTERS OR PROPOSALS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

See reverse side. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.


             CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

This proxy is solicited on behalf of the                       Please mark   [X]
Board of Directors of Excite@Home. The Board                   your votes as
of Directors unanimously recommends that you                   indicated in
vote "FOR" each of the proposals.                              this example.

                                                           CONFIDENTIAL, FOR USE
                                                           OF COMMISSION ONLY

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY BY USING THE
                              ENCLOSED ENVELOPE.

1.  Amendments of Excite@Home's certificate
    of incorporation to:
                                                     FOR     AGAINST     ABSTAIN
    (a) effect a reverse split of its common stock   [_]       [_]         [_]
        at an exchange ratio of one-to-two;

                                                     FOR     AGAINST     ABSTAIN
    (b) effect a reverse split of its common stock   [_]       [_]         [_]
        at an exchange ratio of one-to-three; and

                                                     FOR     AGAINST     ABSTAIN
    (c) effect a reverse split of its common stock   [_]       [_]         [_]
        at an exchange ratio of one-to-four.

    Excite@Home's board of directors would retain discretion to elect to implement any one of the approved reverse stock splits, or to elect not to implement a reverse stock split.

                                                     FOR     AGAINST     ABSTAIN
2.  Election of the following nominees to the        [_]       [_]         [_]
    Excite@Home Board of Directors:

     SERIES A DIRECTORS          SERIES B DIRECTORS         ADDITIONAL DIRECTORS
     ------------------          ------------------         --------------------
    William R. Hearst III       C. Michael Armstrong          Matthew J. Hart
      Edward S. Rogers               Frank Ianna               Patti S. Hart
                                   David C. Nagel
                                  Charles H. Noski
                                  John C. Petrillo
                                  Daniel E. Somers


3.  Amendment of Excite@Home's 1997 Equity           FOR     AGAINST     ABSTAIN
    Incentive Plan to increase the number of         [_]       [_]         [_]
    shares of Series A common stock reserved for issuance under this plan by 13,500,000 shares.

                                                     FOR     AGAINST     ABSTAIN
4.  Amendment of Excite@Home's 1997 Employee         [_]       [_]         [_]
    Stock Purchase Plan to increase the number of shares of Series A common stock reserved for issuance under this plan by 1,500,000 shares.

                                                     FOR     AGAINST     ABSTAIN
5.  Approval of the selection of Pricewaterhouse-    [_]       [_]         [_]
    Coopers LLP as Excite@Home's independent auditors for 2001.



Signature(s)                                           Date:              , 2001
             -----------------------------------------      --------------


This proxy must be signed exactly as your name appears hereon. When shares are held by joint tenants, both should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of the duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized officer executing on behalf of the partnership.